Exhibit 99

PFIZER REPORTS SECOND-QUARTER 2020 RESULTS

▪	Second-Quarter 2020 Revenues of $11.8 Billion, Reflecting 9% Operational Decline; Excluding the Impact from Consumer Healthcare(1), Revenues Declined 3% Operationally

–	6% Operational Growth from Biopharma, Primarily Driven by Vyndaqel/Vyndamax, Eliquis, Ibrance, Inlyta and Xtandi

–	31% Operational Decline from Upjohn, Primarily Due to U.S. Loss of Exclusivity of Lyrica in 2019, Partially Offset by 17% Operational Growth in China, Primarily Due to Lipitor and Norvasc

▪	Second-Quarter 2020 Reported Diluted EPS(2) of $0.61, Adjusted Diluted EPS(3) of $0.78

▪
Raised Midpoint of 2020 Financial Guidance for Revenues by $0.1 Billion to $48.6 to $50.6 Billion and Adjusted Diluted EPS(3) by $0.03 to $2.85 to $2.95; Reaffirmed All Other 2020 Financial Guidance Components

▪
Initiated Four Different Registration-Enabling Vaccine Candidate Programs Since May 2020, Including for Pneumococcal 20-Valent in Infants, Meningococcal Pentavalent, Respiratory Syncytial Virus and for COVID-19, Which Started Dosing Patients in the U.S. Yesterday

NEW YORK, NY, Tuesday, July 28, 2020 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2020, increased its 2020 financial guidance for revenues and Adjusted diluted EPS(3) and reaffirmed all other components of its 2020 financial guidance, which continues to reflect actual and anticipated business impacts from the novel coronavirus disease of 2019 (COVID-19) pandemic.
Results for the second quarter and the first six months of 2020 and 2019(4) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2020	2019	Change	2020	2019	Change
Revenues	$ 11,801	$ 13,264	(11%)	$ 23,829	$ 26,382	(10%)
Reported Net Income(2)	3,426	5,046	(32%)	6,828	8,929	(24%)
Reported Diluted EPS(2)	0.61	0.89	(31%)	1.22	1.56	(22%)
Adjusted Income(3)	4,403	4,520	(3%)	8,917	9,410	(5%)
Adjusted Diluted EPS(3)	0.78	0.80	(2%)	1.59	1.65	(4%)

REVENUES

($ in millions)	Second-Quarter				Six Months
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Biopharma	$ 9,795	$ 9,432	4%	6%	$ 19,802	$ 18,477	7%	9%
Upjohn	2,006	2,970	(32%)	(31%)	4,027	6,184	(35%)	(34%)
Consumer Healthcare(1)	—	862	(100%)	(100%)	—	1,721	(100%)	(100%)
Total Company	$ 11,801	$ 13,264	(11%)	(9%)	$ 23,829	$ 26,382	(10%)	(8%)

Beginning in 2020, Upjohn began managing Pfizer’s Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan N.V. (Mylan) for generic drugs in Japan (Mylan-Japan). To facilitate comparison across periods, revenues and expenses associated with Meridian and Mylan-Japan are reported in Pfizer’s Upjohn business in all periods presented.
Acquisitions and other business development activities completed in 2019 and in the first half of 2020 impacted financial results in the periods presented(1). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(5).
IMPACT OF COVID-19 ON BUSINESS ACTIVITIES AND FINANCIAL RESULTS
As a result of the COVID-19 pandemic, Pfizer continues to take proactive steps intended to protect the health and safety of colleagues, to maintain supply of Pfizer medicines and vaccines to patients and to continue to advance Pfizer’s pipeline.
Colleague Health and Safety
At this time, Pfizer colleagues in most locations who are able to perform their job functions outside of a Pfizer facility continue to work remotely. Certain Pfizer colleagues, primarily those in the Pfizer Global Supply and Worldwide Research and Development organizations, have roles whose physical presence at Pfizer facilities is required to perform their job functions. These colleagues continue to report to work and are subject to strict protocols intended to reduce the risk of transmission, including social distancing, maintaining contact logs, increased cleaning and use of personal protective equipment as necessary.
Manufacturing
To date, Pfizer has not seen a significant disruption in its supply chain, and all of its manufacturing sites around the world have continued to operate at or near normal levels. In addition, Pfizer has taken steps to scale up manufacturing operations at risk to accelerate its ability to supply a potential novel treatment or vaccine for COVID-19.
Clinical Trials
After a brief pause to the recruitment portion of certain ongoing clinical studies and a delay to most new study starts, in late-April 2020, Pfizer restarted recruitment across the development portfolio, including new study starts. Pfizer continues to work closely with clinical trial sites to understand their needs and is performing remote monitoring where appropriate to oversee study conduct. In addition, processes to enable tele-health and home healthcare are being utilized where appropriate to continue the data collection process and support patient safety.

Sales and Marketing
Pfizer has experienced an impact on its sales and marketing activities due to widespread restrictions on in-person meetings with healthcare professionals and the refocused attention of the medical community on fighting COVID-19. Access to prescribers for sales force colleagues during second-quarter 2020 was mixed, with those in most international markets able to meet with healthcare professionals for most of the quarter, while those in the U.S. were unable to meet in-person with doctors for nearly all of the quarter. At this time, no U.S. sales force colleagues are meeting in-person with healthcare professionals due to COVID-19-related safety concerns. Pfizer is actively reviewing and assessing epidemiological data and colleagues remain ready to resume in-person engagements with healthcare professionals on a location-by-location basis as soon as it is safe to do so.
As a result of the lower number of in-person meetings with prescribers and restrictions on patient movements due to government-mandated work-from-home or shelter-in-place policies, the rate of new prescriptions for certain products and of vaccination rates for most vaccines slowed in certain markets, including the U.S., which negatively impacted second-quarter 2020 financial results. These declines were partially offset by certain Pfizer medicines and vaccines that saw increased demand in certain markets compared to the prior-year quarter, including Prevenar 13 for streptococcus pneumoniae in adults in international markets as well as certain sterile injectable products utilized in the intubation and ongoing treatment of mechanically-ventilated COVID-19 patients.
Financial Condition and Access to Capital Markets
Due to Pfizer’s significant operating cash flows, as well as its financial assets, access to capital markets and revolving credit agreements, Pfizer believes it has, and will maintain, the ability to meet liquidity needs for the foreseeable future.
Pfizer will continue to pursue efforts to maintain the continuity of its operations while monitoring for new developments related to the COVID-19 pandemic, which are unpredictable. Future COVID-19 developments could result in additional favorable or unfavorable impacts on Pfizer’s business, operations or financial condition.
2020 FINANCIAL GUIDANCE(6)
Pfizer increased its 2020 financial guidance for Total Company(7) and New Pfizer(8) revenues and Adjusted diluted EPS(3) and reaffirmed all other financial guidance components.
Financial guidance reflects management’s current expectations for operational performance, foreign exchange rates as well as various COVID-19-related uncertainties, primarily those related to the severity, duration and global macroeconomic impact of the pandemic. Key guidance assumptions regarding these uncertainties broadly reflect an ongoing, gradual global recovery from the first-half 2020 macroeconomic and healthcare impacts of the COVID-19 pandemic. Specific COVID-19-related assumptions include:

▪	Patient visits with physicians, vaccination rates and the number of elective surgical procedures will gradually increase from second-quarter 2020 levels, beginning in third-quarter 2020;

▪	New-to-brand prescription trends for certain key products will gradually improve from second-quarter 2020 levels, beginning in third-quarter 2020;

▪	Gradual improvement in access to U.S. healthcare professionals for sales force colleagues;

▪	Clinical trial enrollment, including new study starts, continues throughout the remainder of 2020;

▪	Pfizer’s manufacturing and supply chain activities continue to not be materially disrupted; and

▪
Pfizer’s investments in potential treatments and a potential vaccine for COVID-19 continue throughout 2020. However, updated financial guidance does not include any revenues from a potential COVID-19 vaccine.

Based on results to date and these assumptions for the remainder of the year, Pfizer increased its 2020 financial guidance for Total Company(7) and New Pfizer(8) revenues and Adjusted diluted EPS(3) and reaffirmed all other financial guidance components. Total Company(7) financial guidance reflects a full year of revenue and expense contributions from Biopharma and Upjohn and is presented below.

Revenues	$48.6 to $50.6 billion
(previously $48.5 to $50.5 billion)
Adjusted Cost of Sales(3) as a Percentage of Revenues	19.5% to 20.5%
Adjusted SI&A Expenses(3)	$11.5 to $12.5 billion
Adjusted R&D Expenses(3)	$8.6 to $9.0 billion
Adjusted Other (Income)/Deductions(3)	Approximately $800 million of income
Effective Tax Rate on Adjusted Income(3)	Approximately 15.0%
Adjusted Diluted EPS(3)	$2.85 to $2.95
(previously $2.82 to $2.92)

Financial guidance for Adjusted diluted EPS(3) continues to assume no share repurchases in 2020.

2020 Financial Guidance for New Pfizer(8)
Pfizer’s updated 2020 financial guidance for New Pfizer(8) is presented below. New Pfizer(8) financial guidance reflects the Biopharma business as it is presently being managed and assumes the pending Upjohn combination with Mylan was completed at the beginning of 2020.

Revenues	$40.8 to $42.4 billion
(previously $40.7 to $42.3 billion)
Adjusted IBT Margin(9)	Approximately 37.0%
Adjusted Diluted EPS(3)	$2.28 to $2.38
(previously $2.25 to $2.35)
Operating Cash Flow	$10.0 to $11.0 billion

2020 Financial Guidance for Upjohn(10)
Pfizer’s reaffirmed 2020 financial guidance for Upjohn(10) is presented below. Upjohn(10) financial guidance reflects a full-year 2020 contribution from the Upjohn business as it is presently being managed.

Revenues	$8.0 to $8.5 billion
Adjusted EBITDA(11)	$3.8 to $4.2 billion

CAPITAL ALLOCATION

▪	During the first six months of 2020, Pfizer paid $4.2 billion of dividends, composed of dividends of $0.38 per share of common stock in each of the first and second quarters of 2020.

▪	No share repurchases have been completed to date in 2020. As of July 28, 2020, Pfizer’s remaining share repurchase authorization was $5.3 billion. No share repurchases are currently planned in 2020.

▪	The second-quarter 2020 diluted weighted-average shares used to calculate earnings per common share was 5,619 million shares, a reduction of 53 million shares compared to second-quarter 2019.

EXECUTIVE COMMENTARY
Dr. Albert Bourla, Pfizer’s Chairman and Chief Executive Officer, stated, “We remain fully committed to confronting the public health challenge posed by the COVID-19 pandemic by collaborating with industry partners and academic institutions to develop potential approaches to prevent and treat COVID-19. Our researchers and scientists have made important progress toward developing an effective vaccine though significant additional work remains. I want to thank all of our R&D colleagues who continue to work tirelessly to find a potential vaccine and treatments that could bring an end to this pandemic. I would also like to acknowledge the remarkable job that our manufacturing team has done throughout this crisis to ensure our medicines continue to reach patients in need.
“Our strong performance in the first half of the year highlights the resiliency of our business even during the most challenging times. The Biopharma business grew 9% operationally in the first six months of the year, driven by strong performances from many key brands. Upjohn faced the expected headwind of generic competition for Lyrica in the U.S. that was partially offset by strong performance in China in second-quarter 2020. We continue to progress toward a successful close of our transaction with Mylan, now expected in the fourth quarter of 2020,” Dr. Bourla concluded.
Frank D’Amelio, Chief Financial Officer and Executive Vice President, Business Operations and Global Supply, stated, “We raised the midpoint of our 2020 financial guidance range for revenues and Adjusted diluted EPS(3) for Total Company(7) and for New Pfizer(8) while reaffirming the ranges for all other financial guidance components. While our near-term outlook has greater macroeconomic uncertainty than usual due to COVID-19, we are confident that the long-term outlook for our businesses remains solid. Overall, I was pleased with our financial performance in second-quarter 2020, which demonstrated the durability of our business despite the challenges that the COVID-19 pandemic has presented.
“Despite the ongoing impact of COVID-19, 2020 is still expected to be a transformational year for Pfizer. Following the pending close of the Upjohn-Mylan transaction, now expected in fourth-quarter 2020, New Pfizer will be positioned to deliver revenue and Adjusted diluted EPS(3) growth that is expected to be among the industry leaders. New Pfizer will be a smaller, science-based company with a singular focus on innovation while also continuing to allocate significant capital directly to shareholders, primarily through dividends,” Mr. D’Amelio concluded.

QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2020 vs. Second-Quarter 2019)
Second-quarter 2020 revenues totaled $11.8 billion, a decrease of $1.5 billion, or 11%, compared to the prior-year quarter, reflecting an operational decline of $1.2 billion, or 9%, as well as the unfavorable impact of foreign exchange of $277 million, or 2%. Excluding the impact of Consumer Healthcare(1), revenues declined 3% operationally compared to the prior-year quarter.
Impact of COVID-19 on Second-Quarter 2020 Revenues
Second-quarter 2020 revenues included an estimated net unfavorable impact of approximately $500 million, or 4%, due to COVID-19, primarily reflecting unfavorable disruptions to wellness visits for pediatric and adult patients in the U.S. and lower demand for certain products in China, partially offset by increased U.S. demand for certain sterile injectable products as well as increased adult demand for Prevenar 13 in certain international markets.
Biopharma Revenue Highlights
Second-quarter 2020 Biopharma revenues totaled $9.8 billion, up 6% operationally, primarily driven by:

▪	Vyndaqel/Vyndamax global revenues of $277 million, driven by:

–	the U.S. launches of Vyndaqel in May 2019 and Vyndamax in September 2019 for the treatment of transthyretin amyloid cardiomyopathy (ATTR-CM); and

–
140% operational growth in international markets, primarily driven by the March 2019 launch of the ATTR-CM indication in Japan and the February 2020 approval of the ATTR-CM indication in the European Union;

▪
Eliquis globally, up 19% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains. Second-quarter 2020 U.S. growth was unfavorably impacted by a lower net price and COVID-19-related wholesaler buying patterns;

▪	Ibrance in the U.S., up 11%, primarily driven by increased cyclin-dependent kinase (CDK) class penetration and Ibrance’s continued CDK market share leadership in metastatic breast cancer;

▪
Prevenar 13 internationally, up 18% operationally, primarily reflecting significantly increased adult uptake in Germany and certain other markets resulting from greater vaccine awareness for respiratory illnesses, including specifically pneumococcal disease, due to the COVID-19 pandemic, as well as continued strong pediatric uptake in China;

▪
the Hospital business in the U.S., up 13%, primarily driven by increased demand for certain sterile injectable products utilized in the intubation and ongoing treatment of mechanically-ventilated COVID-19 patients as well as continued growth from Panzyga following its November 2018 U.S. launch;

▪
Inlyta in the U.S., up 120%, primarily reflecting increased demand resulting from the second-quarter 2019 U.S. Food and Drug Administration (FDA) approvals for combinations of certain immune checkpoint inhibitors plus Inlyta for the first-line treatment of patients with advanced renal cell carcinoma; and

▪
Xtandi in the U.S., up 32%, primarily driven by continued strong demand in the metastatic and non-metastatic castration-resistant prostate cancer indications as well as the metastatic castration-sensitive prostate cancer indication, which was approved in the U.S. in December 2019, partially offset primarily by lower revenues for:

▪
Prevnar 13 in the U.S., down 22%, primarily reflecting the expected unfavorable impact of disruptions to wellness visits for pediatric and adult patients due to COVID-19-related mobility restrictions or limitations, partially offset by the favorable impact of timing associated with government purchases for the pediatric indication, compared to the prior-year quarter;

▪
the Hospital business in emerging markets, down 14% operationally, primarily driven by lower demand for certain anti-infective products in China due to lower infection rates driven by fewer elective surgical procedures, shorter in-patient hospital stays and improved infection control compared to the prior-year quarter;

▪	Enbrel internationally, down 16% operationally, primarily reflecting continued biosimilar competition in most developed Europe markets as well as in Japan and Brazil;

▪
Chantix in the U.S., down 21%, primarily reflecting expected lower demand resulting from reduced doctor visits, including wellness visits when Chantix is typically prescribed, due to COVID-19-related mobility restrictions or limitations; and

▪	Ibrance in developed Europe, down 10% operationally, primarily reflecting continued strong demand, more than offset by pricing pressures in certain markets.
Upjohn Revenue Highlights
Second-quarter 2020 Upjohn revenues totaled $2.0 billion, down 31% operationally, primarily driven by the expected significant volume declines for Lyrica in the U.S. due to multi-source generic competition that began in July 2019. Excluding the impact of Lyrica in the U.S., Upjohn revenues declined 6% operationally.
Second-quarter 2020 Upjohn revenues in China grew 17% operationally, primarily driven by Lipitor and Norvasc. First-half 2020 Upjohn revenues in China declined 21% operationally.

GAAP Reported(2) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(2)

($ in millions)	Second-Quarter				Six Months
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,281	$ 2,576	(11%)	(6%)	$ 4,658	$ 5,009	(7%)	(5%)
Percent of Revenues	19.3%	19.4%	N/A	N/A	19.5%	19.0%	N/A	N/A
SI&A Expenses(2)	3,030	3,511	(14%)	(12%)	5,903	6,850	(14%)	(13%)
R&D Expenses(2)	2,132	1,842	16%	16%	3,856	3,544	9%	9%
Total	$ 7,443	$ 7,929	(6%)	(3%)	$ 14,417	$ 15,403	(6%)	(5%)

Other (Income)/Deductions––net(2)	($862)	$126	*	*	($641)	$218	*	*
Effective Tax Rate on Reported Income(2)	13.1%	(22.1%)			12.7%	(5.7%)

* Indicates calculation not meaningful.
Second-quarter 2020 Cost of Sales(2), SI&A Expenses(2) and R&D Expenses(2) were favorably impacted primarily by the July 31, 2019 completion of the Consumer Healthcare JV transaction with GSK(1). Additionally, the decline in SI&A Expenses(2) was primarily driven by decreased sales and marketing activities due to the COVID-19 pandemic compared with the prior-year quarter and, to a lesser extent, lower spending associated with corporate enabling functions. Second-quarter 2020 R&D Expenses(2) increased primarily due to upfront payments associated with two R&D agreements executed during the quarter.
Pfizer recorded higher other income––net(2) in second-quarter 2020 compared with other deductions––net(2) in the prior-year quarter, primarily driven by:

▪	higher net gains on equity securities;

▪	lower business and legal entity alignment costs; and

▪	income from the Consumer Healthcare joint venture(1).
Pfizer’s effective tax rate on Reported income(2) for second-quarter 2020 compared to the prior-year quarter was negatively impacted primarily by the non-recurrence of a tax benefit recorded in second-quarter 2019 related to the settlement of a U.S. Internal Revenue Service audit for multiple tax years.

Adjusted(3) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(3)

($ in millions)	Second-Quarter				Six Months
	2020	2019	% Change		2020	2019	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(3)	$ 2,236	$ 2,556	(13%)	(7%)	$ 4,586	$ 4,971	(8%)	(5%)
Percent of Revenues	18.9%	19.3%	N/A	N/A	19.2%	18.8%	N/A	N/A
Adjusted SI&A Expenses(3)	2,808	3,464	(19%)	(17%)	5,553	6,775	(18%)	(17%)
Adjusted R&D Expenses(3)	1,895	1,825	4%	4%	3,622	3,518	3%	3%
Total	$ 6,939	$ 7,845	(12%)	(9%)	$ 13,761	$ 15,264	(10%)	(8%)

Adjusted Other (Income)/Deductions––net(3)	($361)	($100)	*	*	($547)	($235)	*	*
Effective Tax Rate on Adjusted Income(3)	14.4%	16.9%			14.7%	16.0%

* Indicates calculation is greater than 100%.
Second-quarter 2020 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS declined by 53 million shares compared to the prior-year quarter primarily due to Pfizer’s share repurchase program, reflecting the impact of share repurchases during 2019, partially offset by shares issued for employee compensation programs.
A full reconciliation of Reported(2) to Adjusted(3) financial measures and associated footnotes can be found starting on page 26 of this press release.
RECENT NOTABLE DEVELOPMENTS (Since April 28, 2020)
Product Developments

▪	Bavencio (avelumab)

–
In June 2020, EMD Serono, the biopharmaceutical business of Merck KGaA, Darmstadt, Germany in the U.S. and Canada, and Pfizer announced that the FDA approved the supplemental biologics license application for Bavencio for the maintenance treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) that has not progressed with first-line platinum-containing chemotherapy.

–
In June 2020, EMD Serono and Pfizer announced that the European Medicines Agency (EMA) has validated for review the Type II variation application for Bavencio for first-line maintenance treatment of patients with locally advanced or metastatic UC. With this validation, the application is complete, and the EMA will now begin the review procedure. In addition, in May 2020, a supplemental new drug application was accepted by Japan’s Ministry of Health, Labour and Welfare for Bavencio as a first-line maintenance therapy for locally advanced or metastatic UC.

▪
Daurismo (glasdegib) -- In June 2020, Pfizer announced that the European Commission approved Daurismo, a Hedgehog pathway inhibitor, in combination with low-dose cytarabine, a type of chemotherapy, for the treatment of newly diagnosed (de novo or secondary) acute myeloid leukemia in adult patients who are not candidates for standard chemotherapy.

▪
Ibrance (palbociclib) -- In May 2020, Pfizer announced that following a preplanned efficacy and futility analysis, the independent Data Monitoring Committee of the collaborative Phase 3 early breast cancer PALbociclib CoLlaborative Adjuvant Study (PALLAS) determined that the trial is unlikely to show a statistically significant improvement in the primary endpoint of invasive disease-free survival. No unexpected new safety signals were observed in patients receiving Ibrance. Ibrance is also being studied in patients with high-risk early breast cancer and results from the collaborative PENELOPE-B trial are expected later this year.

▪
Lyrica (pregabalin) -- In July 2020, the Japan Patent Office recognized the validity of certain amended claims of the patent covering Lyrica. Upjohn believes these claims cover the Lyrica approved indications in Japan, and plans to take the appropriate legal and regulatory steps to preserve the ability to exclusively provide the product to patients and physicians in the country through patent expiry. If these steps are successful, Upjohn anticipates maintaining marketing exclusivity for Lyrica in Japan through the patent’s expiration date in July 2022, with generic forms of pregabalin becoming available no earlier than December 2022.

▪
Nyvepria (pegfilgrastim-apgf) -- In June 2020, Pfizer announced FDA approval for Nyvepria, a biosimilar to Neulasta®(12). Nyvepria is indicated to decrease the incidence of infection, as manifested by febrile neutropenia, in patients with non-myeloid malignancies receiving myelosuppressive anti-cancer drugs associated with a clinically significant incidence of febrile neutropenia. Pfizer expects to launch Nyvepria in the U.S. later this year.

▪
Steglatro (ertugliflozin) -- In June 2020, Merck & Co., Inc., known as MSD outside the U.S. and Canada, and Pfizer announced the presentation of results from the Phase 3 VERTIS CV cardiovascular (CV) outcomes trial that evaluated Steglatro, an oral sodium-glucose cotransporter 2 inhibitor, versus placebo, added to background standard of care treatment, in more than 8,200 patients with type 2 diabetes and atherosclerotic CV disease across 531 centers in 34 countries. The study met the primary endpoint of non-inferiority on major adverse CV events, which is composed of a composite of CV death, nonfatal myocardial infarction or nonfatal stroke, compared to placebo. The safety profile of Steglatro was consistent with that reported in previous studies. The results of the VERTIS CV trial were presented at the American Diabetes Association’s virtual 80th Scientific Sessions.

▪
Xtandi (enzalutamide) -- In May 2020, Astellas Pharma Inc. and Pfizer announced final results from the OS analysis of the Phase 3 PROSPER trial, which evaluated Xtandi plus androgen deprivation therapy (ADT)

versus placebo plus ADT in men with non-metastatic castration-resistant prostate cancer. In the trial, Xtandi plus ADT reduced the risk of death by 27% compared to placebo plus ADT. The median OS was 67.0 months for men who received Xtandi plus ADT compared to 56.3 months with placebo plus ADT. OS was a key secondary endpoint of the trial. These data were simultaneously published online in the New England Journal of Medicine and presented during the virtual scientific program of the 2020 American Society of Clinical Oncology Annual Meeting.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Abrocitinib (PF-04965842) -- In June 2020, Pfizer announced positive top-line results from the Phase 3 JADE TEEN study of abrocitinib, an investigational oral once-daily Janus kinase 1 inhibitor, in patients 12 to under-18 years of age with moderate to severe atopic dermatitis who were also on background topical therapy. Results showed that the percentage of patients achieving each co-primary efficacy endpoint at Week 12 was statistically significantly higher with both doses of abrocitinib than with placebo. The safety profile seen with abrocitinib was consistent with previous studies. Full results from JADE TEEN will be submitted for presentation at a future scientific meeting and publication in a medical journal.

▪	BNT162 COVID-19 Vaccine Development Program

–	Clinical Updates:

•
In July 2020, Pfizer and BioNTech SE (BioNTech) announced the start of a global (except for China) Phase 2/3 safety and efficacy clinical study to evaluate a single nucleoside-modified messenger RNA (modRNA) candidate from their BNT162 mRNA-based vaccine program, against SARS-CoV-2. After extensive review of preclinical and clinical data from Phase 1/2 clinical trials, and in consultation with the FDA’s Center for Biologics Evaluation and Research and other global regulators, Pfizer and BioNTech have chosen to advance their BNT162b2 vaccine candidate into the Phase 2/3 study, at a 30 µg dose level in a 2 dose regimen. BNT162b2 encodes an optimized SARS-CoV-2 full length spike glycoprotein, which is the target of virus neutralizing antibodies.

Preliminary clinical Phase 1/2 data from nearly 120 patients demonstrated a favorable overall tolerability profile for BNT162b2, as compared to BNT162b1, with generally mild to moderate and transient (1-2 days) systemic events, such as fever, fatigue and chills and no serious adverse events. The 30 µg dose regimen elicited neutralizing geometric mean titers (GMTs) generally similar to the GMTs that were elicited by the BNT162b1 vaccine candidate. BNT162b2 vaccinated human participants also displayed a favorable breadth of epitopes recognized in T cell responses specific to the SARS-CoV-2 antigen, as compared to the BNT162b1 vaccine candidate.
The Phase 2/3 study is an event driven trial that is planned to enroll up to 30,000 participants between 18 and 85 years of age. The companies plan to enroll a diverse population, including participants in areas where there is significant expected SAR-CoV-2 transmission. The Phase 2/3 trial is designed as a 1:1 vaccine candidate to placebo, randomized, observer-blinded study to obtain safety, immune response, and efficacy data needed for regulatory review. The trial’s primary endpoints will be prevention of COVID-19 in those who have not been infected by SARS-CoV-2 prior to immunization, and prevention of COVID-19 regardless of whether participants have previously been infected by SARS-CoV-2. Secondary endpoints include prevention of severe COVID-19 in those groups. The study also will explore prevention of infection by SARS-CoV-2, the virus that causes COVID-19. The primary efficacy analysis will be an event-driven analysis based on the number of participants with symptomatic COVID-19 disease. The trial design allows for interim analyses and unblinded reviews by an independent external Data Monitoring Committee.
If the Phase 2/3 trial is successful, Pfizer and BioNTech expect to be ready to seek Emergency Use Authorization or some form of regulatory approval as early as October 2020. If authorization or approval is obtained, the companies currently aim to supply globally up to 100 million doses by the end of 2020 and approximately 1.3 billion doses by the end of 2021.

–	Commercial Updates:

•
In July 2020, Pfizer and BioNTech announced an agreement with the U.S. Department of Health and Human Services and the Department of Defense, under which the U.S. government will pay the companies $1.95 billion upon the receipt of the first 100 million doses of BNT162, subject to regulatory approval or emergency use authorization from the FDA and successful manufacture and delivery of the vaccine by Pfizer. The U.S. government can acquire up to 500 million additional doses.

•
In July 2020, Pfizer and BioNTech announced an agreement with the United Kingdom for 30 million doses of BNT162, to be delivered in 2020 and 2021, subject to clinical success and regulatory approval or authorization.

–	Regulatory Updates:

•
In July 2020, Pfizer and BioNTech announced that the two most advanced investigational vaccine candidates in the BNT162 mRNA-based vaccine program (BNT162b1 and BNT162b2) received Fast Track designation from the FDA.

▪
Giroctocogene fitelparvovec (SB-525, PF-07055480) -- In June 2020, Pfizer and Sangamo Therapeutics, Inc. (Sangamo) announced updated follow-up data from the Phase 1/2 Alta study of giroctocogene fitelparvovec, an investigational gene therapy for patients with severe hemophilia A. All five patients with severe hemophilia A who received the 3e13 vg/kg dose showed sustained factor VIII (FVIII) activity levels, with a median of 64.2% via chromogenic assay (patient-level geometric means after week 9 post-infusion). No patients experienced bleeding events or required FVIII infusions. The FVIII activity levels reflect measurements up to 61 weeks, the extent of follow-up for the longest-treated patient in the cohort. Giroctocogene fitelparvovec was generally well tolerated. As previously reported, one patient in the 3e13 vg/kg dose cohort had a treatment-related serious adverse event of hypotension (grade 3) and fever (grade 2), with symptoms of headache and tachycardia, which occurred six hours post-infusion with giroctocogene fitelparvovec, and which fully resolved within 24 hours. No other treatment-related serious adverse events were reported. Among the five patients in the 3e13 vg/kg dose cohort, four received corticosteroids for liver enzyme (alanine aminotransferase, ALT) elevations. Three patients had subsequent ALT elevations that responded to corticosteroids. All episodes of ALT elevations fully resolved with oral corticosteroids. These data were presented as a late-breaking oral abstract at the World Federation of Hemophilia 2020 World Congress. Pfizer and Sangamo plan to present further follow-up data from the Alta study when all five patients in the 3e13 vg/kg dose cohort have been followed for at least one year.

▪	PF-06482077 (20-Valent Pneumococcal Polysaccharide Conjugate Vaccine candidate)

–
In June 2020, Pfizer announced the initiation of two Phase 3 clinical trials (NCT04382326 and NCT04379713) evaluating a four-dose series in infants starting at 2 months of age. Both studies will expand the data on the safety and tolerability of the investigational vaccine in infants and include a control group of Prevnar 13 (Pneumococcal 13-valent Conjugate Vaccine [Diphtheria CRM197 Protein]). Study NCT04382326 has the goal of determining immunologic noninferiority between PF-06482077 and Prevnar 13, a critical requirement for vaccine licensure.

–
In May 2020, Pfizer announced positive top-line results from a second Phase 3 study (NCT03828617), which described the safety and evaluated the consistency of immune responses elicited across three different lots of PF-06482077 in adults 18 through 49 years of age not previously vaccinated against pneumococcal disease. Responses elicited by PF-06482077 for all 20 serotypes were equivalent across all three lots, meeting the primary immunogenicity objective of the study. The safety profile for PF-06482077 was similar to the Prevnar 13 control group. This clinical lot consistency study is expected to satisfy licensure requirements for manufacturing consistency by the FDA, and other countries’ regulatory agencies. Pfizer will seek to present and publish outcomes from this clinical trial at a future date once safety and immunogenicity data have been fully analyzed.

▪
PF-06882961 (Oral glucagon-like peptide-1 receptor agonist (GLP-1RA)) -- In June 2020, Pfizer presented results from a Phase 1 study evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of multiple doses of PF-06882961, an investigational, orally-administered, small molecule GLP-1RA, at the American Diabetes Association’s virtual 80th Scientific Sessions. The study found that PF-06882961 was associated with robust glycemic efficacy and encouraging reductions in HbA1c compared to placebo at 28 days of treatment in clinical trial participants with type 2 diabetes. In addition, early signals of weight loss were observed in participants receiving PF-06882961 70 mg twice-daily (BID) and 120 mg BID at day 28. In the study, PF-06882961 demonstrated a safety and tolerability profile consistent with the GLP-1RA class. Pfizer has recently initiated a Phase 2 study of PF-06882961 in type 2 diabetes and aims to initiate a Phase 2 study in obesity in second-half 2020.

▪
PF-06886992 (Pentavalent (ABCWY) Meningococcal Vaccine candidate) -- In June 2020, Pfizer announced the initiation of one Phase 3 clinical trial  (NCT04440163) in adolescents and young adults to assess the safety, tolerability, and immunogenicity of PF-06886992 compared to licensed meningococcal vaccines, with the goal of determining immunologic noninferiority.

▪
PF-06928316 (Respiratory Syncytial Virus (RSV) Vaccine candidate) -- In June 2020, Pfizer announced the initiation of one Phase 3 clinical trial  (NCT04424316) in pregnant women to evaluate the safety and efficacy of PF-06928316 in infants born to immunized pregnant women as compared to placebo.

▪
PF-06939926 (Duchenne muscular dystrophy (DMD) gene therapy) -- In May 2020, Pfizer announced updated Phase 1b clinical data on PF-06939926, an investigational gene therapy being developed to treat DMD. The preliminary data from 9 ambulatory boys with DMD, aged 6 to 12 (mean age: 8 years) indicate that the intravenous administration of PF-06939926 was well-tolerated during the infusion period, with encouraging efficacy and manageable safety events, even when considering those adverse events that were more severe in nature. The treatment provided durable and statistically significant improvements across multiple efficacy-related endpoints measured at 12 months post-infusion, including sustained levels of mini-dystrophin expression and improvements on the North Star Ambulatory Assessment rating scale, which is a validated measure of muscle function. Three serious adverse events were reported, two of which reflected likely complement activation. While these two serious adverse events were severe in nature, all three events fully resolved within 2 weeks, providing encouragement that close monitoring and early intervention can help mitigate the effects of complement activation. This new dataset, which includes updated 12-month results on safety, dystrophin expression, and exploratory functional endpoints for 3 additional boys, was presented for the first time during a virtual oral session at the American Society of Gene & Cell Therapy Annual Meeting. Based on the encouraging preliminary efficacy data and manageable safety events from this Phase 1b study, Pfizer is planning to begin dosing patients in a Phase 3 study using a commercial-scale manufacturing process in the second half of 2020, pending regulatory approval.

▪
Tanezumab (PF-04383119) -- Pfizer and Eli Lilly and Company initially disclosed in March 2020 that in its acceptance letter for the biologics license application (BLA) for tanezumab, the FDA stated that it was planning to hold an Advisory Committee meeting to discuss the application. In subsequent discussions, the FDA indicated that an Advisory Committee meeting is not anticipated, though a decision to hold an Advisory Committee meeting remains at the discretion of the FDA. The FDA’s review of the BLA is ongoing and the Prescription User Fee Act date for a decision from the FDA is in December 2020.

Corporate Developments

▪
In June 2020, Mylan announced that its shareholders overwhelmingly voted to approve the proposed transaction combining Mylan and Upjohn, a division of Pfizer, at Mylan’s extraordinary general meeting of shareholders. Approximately 99.6% of votes cast were voted in favor of the combination. The transaction is subject to customary closing conditions, including receipt of the remaining required regulatory approvals. Pfizer and Mylan expect the transaction to be completed in fourth-quarter 2020.

▪
In June 2020, Upjohn Inc., a wholly-owned subsidiary of Pfizer and Upjohn Finance B.V., a wholly-owned subsidiary of Upjohn, as well as Pfizer and Mylan announced the successful private offering of $7.45 billion aggregate principal amount of Upjohn’s senior, U.S. dollar-denominated notes and of €3.60 billion aggregate principal amount of Upjohn Finance B.V.’s senior, euro-denominated notes. The notes were offered in connection with the previously announced proposed Reverse Morris Trust transaction that will ultimately combine Upjohn and Mylan to form a new company, Viatris. Immediately prior to the Upjohn separation, and as partial consideration for Pfizer’s contribution of Upjohn to Viatris, Pfizer will receive a payment of $12 billion, which will be fully funded by the net proceeds from these offerings together with the net proceeds from other previously announced financing transactions.

▪
In May 2020, Pfizer announced that it would be holding its rescheduled Investor Day on Monday, September 14, 2020 at 9:00 a.m. EDT. Pfizer had postponed its Investor Day, originally scheduled for March 31, 2020, due to health and safety concerns around the COVID-19 pandemic. Since this announcement, Pfizer has determined that holding an in-person event in September 2020 is not practicable given continued COVID-19 health and safety concerns so the event will instead be held virtually over two days: Monday, September 14, 2020 and Tuesday, September 15, 2020. Additional details for the event will be provided via press release at a future date.

▪
In April 2020, Pfizer and Valneva SE (Valneva) announced an agreement to co-develop and commercialize Valneva’s Lyme disease vaccine candidate VLA15, which is currently in Phase 2 clinical studies. VLA15 is the only active Lyme disease vaccine program in clinical development today, and covers six serotypes that are prevalent in North America and Europe. Valneva and Pfizer will work closely together throughout the development of VLA15. Under terms of the agreement, Valneva is eligible to receive a total of $308 million of cash payments consisting of a $130 million upfront payment, $35 million in development milestones and

$143 million in early commercialization milestones. Valneva will fund 30% of all development costs through completion of the development program, and in return Pfizer will pay Valneva tiered royalties. Pfizer will lead late-stage development and have sole control over commercialization. In June 2020, Valneva announced that the antitrust-related condition precedent was met and, consequently, the agreement became effective.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)	The following acquisitions and other business development activity impacted financial results for the periods presented:

▪
On June 8, 2020, Valneva SE (Valneva) announced that the antitrust-related condition precedent was met and, consequently, the agreement between Valneva and Pfizer that was previously announced in April 2020 became effective. Under terms of the agreement, the companies will co-develop and commercialize Valneva’s Lyme disease vaccine candidate VLA15, which is currently in Phase 2 clinical studies. In connection with the agreement, Pfizer paid Valneva an upfront cash payment of $130 million in second-quarter 2020.

▪
On April 9, 2020, Pfizer signed a global agreement with BioNTech to co-develop a potential first-in-class, mRNA-based coronavirus vaccine program, BNT162, aimed at preventing COVID-19 infection. In connection with the agreement, Pfizer paid BioNTech an upfront cash payment of $72 million in second-quarter 2020. Pfizer also made an equity investment of $113 million in BioNTech common stock.

▪
On July 31, 2019, Pfizer and GlaxoSmithKline plc (GSK) completed a transaction that combined the two companies’ respective consumer healthcare businesses into a joint venture (JV), operating under the GSK Consumer Healthcare name. In exchange for contributing its Consumer Healthcare business to the JV, Pfizer received a 32% equity stake in the JV and GSK owns the remaining 68% of the JV. Upon the closing of the transaction, Pfizer deconsolidated its Consumer Healthcare business and began recording its share of earnings from the Consumer Healthcare JV on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, Pfizer recorded its share of the JV’s earnings generated in first-quarter 2020 in its second-quarter 2020 operating results. Likewise, Pfizer recorded its share of the JV’s earnings generated in fourth-quarter 2019 and first-quarter 2020 in its operating results for the first six months of 2020.

▪
On July 30, 2019, Pfizer announced the successful completion of its acquisition of Array BioPharma Inc. (Array). Array’s portfolio included two approved products, Braftovi (encorafenib) and Mektovi (binimetinib).

▪	On July 1, 2019, Pfizer announced the successful completion of its acquisition of the privately held clinical-stage biotechnology company, Therachon Holding AG.

(2)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S.

GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2020 and 2019. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(4)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflects the three and six months ending on June 28, 2020 and June 30, 2019 while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflects the three and six months ending on May 24, 2020 and May 26, 2019.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, gains and losses from equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

In addition to the assumptions outlined in the 2020 Financial Guidance section of this press release, the 2020 financial guidance for Total Company(7) reflects the following:

▪	Includes a full-year 2020 contribution from Biopharma and Upjohn, the current construct of the company, and excludes any impact from the pending Upjohn combination with Mylan.

▪	Does not assume the completion of any business development transactions not completed as of June 28, 2020, including any one-time upfront payments associated with such transactions.

▪	Includes Pfizer’s pro rata share of the Consumer Healthcare JV(1) anticipated earnings, which is recorded in Adjusted other (income)/deductions(3) on a one-quarter lag.

▪
Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Exchange rates assumed are a blend of actual exchange rates in effect through second-quarter 2020 and mid-July 2020 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $0.6 billion on revenues and approximately $0.05 on Adjusted diluted EPS(3) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2019.

▪	Guidance for Adjusted diluted EPS(3) assumes diluted weighted-average shares outstanding of approximately 5.6 billion shares, which assumes no share repurchases in 2020.

(7)
Financial guidance for Total Company reflects a full-year 2020 contribution from Biopharma and Upjohn, the current construct of the company, and excludes any impact from the pending Upjohn combination with Mylan.

(8)
New Pfizer reflects contributions from the Biopharma business as it is presently being managed, which excludes contributions from Pfizer’s Meridian subsidiary and the Pfizer-Mylan strategic collaboration in Japan (Mylan-Japan). Pfizer’s Meridian subsidiary and Mylan-Japan were managed by Pfizer’s Biopharma business in 2019 but were moved to Upjohn in 2020. Financial guidance for New Pfizer also includes the full-year effect of the following items that assume the completion of the Upjohn combination with Mylan:

▪	$12 billion of net proceeds from Upjohn to be retained by Pfizer, which Pfizer will use to repay its own existing indebtedness; and

▪	other transaction-related items, such as income from transition services agreements between Pfizer and Viatris.
2020 financial guidance for New Pfizer Adjusted IBT Margin(9) and Adjusted diluted EPS(3) reflects Pfizer’s share of the earnings generated by the Consumer Healthcare JV(1) in fourth-quarter 2019 (recorded by Pfizer in first-quarter 2020) and first-quarter 2020 (recorded by Pfizer in second-quarter 2020), as well as Pfizer’s share of the JV’s projected earnings during second-quarter 2020 and third-quarter 2020 (to be recorded by Pfizer in third-quarter 2020 and fourth-quarter 2020, respectively).
Financial guidance for New Pfizer operating cash flow includes a $1.25 billion voluntary contribution to the U.S. qualified pension plans, planned for the second half of 2020.

(9)
Adjusted income(3) before tax margin (Adjusted IBT margin) is defined as revenue less the sum of Adjusted cost of sales(3), Adjusted SI&A expenses(3), Adjusted R&D expenses(3), Adjusted amortization of intangible assets(3) and Adjusted other (income)/deductions(3) as a percentage of revenue. Adjusted IBT margin is presented because management believes this performance measure supplements investors’ and other readers’ understanding and assessment of the financial performance of New Pfizer(8). Adjusted IBT margin is not, and should not be viewed as, a substitute for U.S. GAAP income before tax margin.

(10)
Financial guidance for Upjohn reflects a full-year 2020 contribution from the Upjohn business as it is presently being managed, which includes contributions from Pfizer’s Meridian subsidiary and the Pfizer-Mylan strategic collaboration in Japan (Mylan-Japan). Pfizer’s Meridian subsidiary and Mylan-Japan were managed by Pfizer’s Biopharma business in 2019 but were moved to Upjohn in 2020.

(11)
Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) is defined as reported U.S. GAAP net income(2), and its components, adjusted for interest expense, provision for taxes on income and depreciation and amortization, further adjusted to exclude purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted EBITDA is presented because management believes this performance measure supplements investors’ and other readers’ understanding and assessment of the financial performance of Upjohn. Adjusted EBITDA as defined is not a measurement of financial performance under GAAP, and should not be considered as an alternative to net income(2) or cash flow from operations determined in accordance with GAAP.

(12)	Neulasta® (pegfilgrastim) is a registered trademark of Amgen, Inc.

Contacts:	Media		Investors
	Amy Rose	212.733.7410	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2020	2019	(Decr.)	2020	2019	(Decr.)
Revenues	$11,801	$13,264	(11)	$23,829	$26,382	(10)
Costs and expenses:
Cost of sales (2), (3)	2,281	2,576	(11)	4,658	5,009	(7)
Selling, informational and administrative expenses(2), (3)	3,030	3,511	(14)	5,903	6,850	(14)
Research and development expenses(2), (3)	2,132	1,842	16	3,856	3,544	9
Amortization of intangible assets(3)	905	1,184	(24)	1,790	2,367	(24)
Restructuring charges and certain acquisition-related costs(4)	362	(115)	*	431	(69)	*
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	(6)	—	*
Other (income)/deductions––net(5)	(862)	126	*	(641)	218	*
Income from continuing operations before provision/(benefit) for taxes on income	3,953	4,141	(5)	7,838	8,463	(7)
Provision/(benefit) for taxes on income(6)	519	(915)	*	993	(481)	*
Income from continuing operations	3,434	5,056	(32)	6,845	8,945	(23)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income before allocation to noncontrolling interests	3,434	5,056	(32)	6,845	8,945	(23)
Less: Net income attributable to noncontrolling interests	8	10	(19)	17	15	10
Net income attributable to Pfizer Inc.	$3,426	$5,046	(32)	$6,828	$8,929	(24)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.62	$0.91	(32)	$1.23	$1.59	(23)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.62	$0.91	(32)	$1.23	$1.59	(23)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.61	$0.89	(31)	$1.22	$1.56	(22)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.61	$0.89	(31)	$1.22	$1.56	(22)
Weighted-average shares used to calculate earnings per common share:
Basic	5,554	5,562		5,550	5,598
Diluted	5,619	5,672		5,616	5,711

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and six months ended June 28, 2020 and June 30, 2019. Subsidiaries operating outside the U.S. are included for the three and six months ended May 24, 2020 and May 26, 2019.

The financial results for the three and six months ended June 28, 2020 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The Array BioPharma Inc. and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019, as well as other business development activities in the first six months of 2020, impacted our results of operations in the periods presented. Our financial results, and our Consumer Healthcare segment’s operating results, for the second quarter of 2019 reflect three months of Consumer Healthcare segment operations and for the first six months of 2019 reflect six months of Consumer Healthcare segment operations while financial results for the second quarter and first six months of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, our operating results for the second quarter of 2020 include our share of the joint venture’s earnings/losses generated in the first quarter of 2020, and our operating results for the first six months of 2020 include our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 and the first quarter of 2020. See footnote (5) below.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring credits––acquisition-related costs(a)	$(1)	$(206)	$—	$(214)
Restructuring charges––cost reduction initiatives(b)	341	62	396	81
Restructuring charges/(credits)	340	(144)	396	(134)
Transaction costs(c)	11	—	14	—
Integration costs and other(d)	11	29	21	64
Restructuring charges and certain acquisition-related costs	$362	$(115)	$431	$(69)

(a)
Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the second quarter and the first six months of 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple years. See footnote (6) below.

(b)
Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions. The charges for the second quarter and the first six months of 2020 primarily represent employee termination costs associated with our Transforming to a More Focused Company program.

(c)	Transaction costs represent external costs for banking, legal, accounting and other similar services.

(d)
Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(5)	Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Interest income	$(19)	$(59)	$(53)	$(125)
Interest expense	372	389	762	750
Net interest expense	353	330	709	625
Royalty-related income(a)	(191)	(231)	(311)	(320)
Net (gains)/losses on asset disposals	1	—	2	(1)
Net gains recognized during the period on equity securities(b)	(732)	(36)	(478)	(147)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(100)	(22)	(215)	(104)
Net periodic benefit credits other than service costs	(108)	(51)	(175)	(91)
Certain legal matters, net	17	15	26	19
Certain asset impairments	—	10	—	160
Business and legal entity alignment costs(c)	—	137	—	256
Net losses on early retirement of debt	—	—	—	138
GSK Consumer Healthcare JV equity method (income)/loss(d)	(126)	—	(92)	—
Other, net(e)	25	(27)	(107)	(318)
Other (income)/deductions––net	$(862)	$126	$(641)	$218

(a)	Royalty-related income for the second quarter and first six months of 2019 included a one-time favorable resolution in the second quarter of 2019 of a legal dispute for $82 million.

(b)
The gains in the second quarter of 2020 include, among other things, unrealized gains of $508 million related to our investment in Allogene Therapeutics, Inc. (Allogene) and unrealized gains of $61 million related to our investment in BioNTech SE. The gains in the first six months of 2020 include, among other things, unrealized gains of $374 million related to our investment in Allogene and unrealized gains of $127 million related to our investment in BioNTech SE. The gains in the first six months of 2019 included, among other things, unrealized gains of $104 million related to our investment in Cortexyme, Inc.

(c)
In the second quarter and first six months of 2019, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services.

(d)	For additional information, see footnote (1) above.

(e)
The second quarter of 2020 includes, among other things, dividend income of $76 million from our investment in ViiV Healthcare Limited (ViiV) and charges of $86 million, reflecting the change in the fair value of contingent consideration. For the first six months of 2020, includes, among other things, dividend income of $153 million from our investment in ViiV and charges of $99 million, reflecting the change in the fair value of contingent consideration. The second quarter of 2019 included, among other things, charges of $81 million, reflecting the change in the fair value of contingent consideration, dividend income of $76 million from our investment in ViiV and $25 million of income from insurance recoveries related to Hurricane Maria. The first six months of 2019 included, among other things, dividend income of $140 million from our investment in ViiV and $50 million of income from insurance recoveries related to Hurricane Maria.

(6)
The increase in the effective tax rate for the second quarter and first six months of 2020, compared to the second quarter and first six months of 2019, was primarily due to the non-recurrence of the $1.4 billion tax benefit, representing taxes and interest, recorded in the second quarter of 2019 due to the favorable settlement of a U.S. IRS audit for multiple tax years and the non-recurrence of the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA), partially offset by the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$11,801	$—	$—	$—	$—	$11,801
Cost of sales(5), (6)	2,281	5	—	—	(49)	2,236
Selling, informational and administrative expenses(5), (6)	3,030	(1)	—	—	(221)	2,808
Research and development expenses (5), (6)	2,132	1	—	—	(238)	1,895
Amortization of intangible assets(6)	905	(834)	—	—	—	71
Restructuring charges and certain acquisition-related costs	362	—	(21)	—	(341)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	(862)	(82)	—	—	582	(361)
Income from continuing operations before provision/(benefit) for taxes on income	3,953	910	21	—	268	5,152
Provision/(benefit) for taxes on income	519	187	5	—	30	741
Income from continuing operations	3,434	723	16	—	238	4,411
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	8	—	—	—	—	8
Net income attributable to Pfizer Inc.	3,426	723	16	—	238	4,403
Earnings per common share attributable to Pfizer Inc.––diluted	0.61	0.13	—	—	0.04	0.78

	Six Months Ended June 28, 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$23,829	$—	$—	$—	$—	$23,829
Cost of sales(5), (6)	4,658	9	—	—	(81)	4,586
Selling, informational and administrative expenses(5), (6)	5,903	—	—	—	(351)	5,553
Research and development expenses (5), (6)	3,856	3	—	—	(236)	3,622
Amortization of intangible assets(6)	1,790	(1,648)	—	—	—	142
Restructuring charges and certain acquisition-related costs	431	—	(35)	—	(396)	—
(Gain) on completion of Consumer Healthcare JV transaction	(6)	—	—	—	6	—
Other (income)/deductions––net(7)	(641)	(85)	—	—	179	(547)
Income from continuing operations before provision/(benefit) for taxes on income	7,838	1,722	34	—	879	10,474
Provision/(benefit) for taxes on income	993	367	8	—	170	1,539
Income from continuing operations	6,845	1,355	26	—	709	8,934
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	17	—	—	—	—	17
Net income attributable to Pfizer Inc.	6,828	1,355	26	—	709	8,917
Earnings per common share attributable to Pfizer Inc.––diluted	1.22	0.24	—	—	0.13	1.59
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2019
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$13,264	$—	$—	$—	$—	$13,264
Cost of sales(5), (6)	2,576	6	—	—	(26)	2,556
Selling, informational and administrative expenses(5), (6)	3,511	1	(1)	—	(47)	3,464
Research and development expenses(5), (6)	1,842	1	—	—	(18)	1,825
Amortization of intangible assets(6)	1,184	(1,117)	—	—	—	67
Restructuring charges and certain acquisition-related costs	(115)	—	177	—	(62)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	126	(70)	—	—	(156)	(100)
Income from continuing operations before provision/(benefit) for taxes on income	4,141	1,178	(176)	—	309	5,452
Provision/(benefit) for taxes on income	(915)	222	6	—	1,610	923
Income from continuing operations	5,056	957	(182)	—	(1,301)	4,529
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	10	—	—	—	—	10
Net income attributable to Pfizer Inc.	5,046	957	(182)	—	(1,301)	4,520
Earnings per common share attributable to Pfizer Inc.––diluted	0.89	0.17	(0.03)	—	(0.23)	0.80

	Six Months Ended June 30, 2019
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$26,382	$—	$—	$—	$—	$26,382
Cost of sales(5), (6)	5,009	10	—	—	(48)	4,971
Selling, informational and administrative expenses(5), (6)	6,850	1	(2)	—	(74)	6,775
Research and development expenses(5), (6)	3,544	3	—	—	(29)	3,518
Amortization of intangible assets(6)	2,367	(2,237)	—	—	—	130
Restructuring charges and certain acquisition-related costs	(69)	—	150	—	(81)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	218	6	—	—	(459)	(235)
Income from continuing operations before provision/(benefit) for taxes on income	8,463	2,217	(148)	—	691	11,223
Provision/(benefit) for taxes on income	(481)	446	11	—	1,822	1,797
Income from continuing operations	8,945	1,771	(159)	—	(1,131)	9,426
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	15	—	—	—	—	15
Net income attributable to Pfizer Inc.	8,929	1,771	(159)	—	(1,131)	9,410
Earnings per common share attributable to Pfizer Inc.––diluted	1.56	0.31	(0.03)	—	(0.20)	1.65
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)
The Array BioPharma Inc. and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019, as well as other business development activities in the first six months of 2020, impacted our results of operations in the periods presented. Our financial results, and our Consumer Healthcare segment’s operating results, for the second quarter of 2019 reflect three months of Consumer Healthcare segment operations and for the first six months of 2019 reflect six months of Consumer Healthcare segment operations while financial results for the second quarter and first six months of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, our operating results for the second quarter of 2020 include our share of the joint venture’s earnings/losses generated in the first quarter of 2020, and our operating results for the first six months of 2020 include our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 and the first quarter of 2020. For the non-GAAP measure of Adjusted Earnings (see footnote (4) below), charges primarily related to our pro rata share of restructuring and business combination accounting charges recorded by the Consumer Healthcare joint venture have been excluded from the measure.

Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.
The financial statements present the three and six months ended June 28, 2020 and June 30, 2019. Subsidiaries operating outside the U.S. are included for the three and six months ended May 24, 2020 and May 26, 2019.

(2)	Acquisition-related items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring credits(a)	$(1)	$(206)	$—	$(214)
Transaction costs(b)	11	—	14	—
Integration costs and other(c)	11	29	21	64
Additional depreciation––asset restructuring(d)	—	1	—	2
Total acquisition-related items––pre-tax	21	(176)	34	(148)
Income taxes(e)	(5)	(6)	(8)	(11)
Total acquisition-related items––net of tax	$16	$(182)	$26	$(159)

(a)
Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the second quarter and the first six months of 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple years. All of these items are included in Restructuring charges and certain acquisition-related costs.

(b)	Transaction costs represent external costs for banking, legal, accounting and other similar services. All of these items are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In the second quarter and first six months of 2019, included in Selling, informational and administrative expenses.

(e)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The second quarter and first six months of 2019 include the impact of the non-taxable reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of an IRS audit for multiple tax years. See footnote (3) (f) below.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(3)	Certain significant items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Restructuring charges––cost reduction initiatives(a)	$341	$62	$396	$81
Implementation costs and additional depreciation––asset restructuring(b)	82	51	106	89
Net gains recognized during the period on equity securities(c)	(696)	(25)	(501)	(136)
Certain legal matters, net(c)	17	15	26	9
Certain asset impairments(c)	—	10	—	149
Business and legal entity alignment costs(d)	174	141	289	264
Net losses on early retirement of debt(c)	—	—	—	138
Other(e)	350	56	563	97
Total certain significant items––pre-tax	268	309	879	691
Income taxes(f)	(30)	(1,610)	(170)	(1,822)
Total certain significant items––net of tax	$238	$(1,301)	$709	$(1,131)

(a)
Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. The charges for the second quarter and the first six months of 2020 primarily represent employee termination costs associated with our Transforming to a More Focused Company program.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Primarily included in Cost of sales ($16 million) and Selling, informational and administrative expenses ($63 million) for the second quarter of 2020. Primarily included in Cost of sales ($31 million) and Selling, informational and administrative expenses ($78 million) for the first six months of 2020. Included in Cost of sales ($24 million), Selling, informational and administrative expenses ($16 million) and Research and development expenses ($11 million) for the second quarter of 2019. Included in Cost of sales ($46 million), Selling, informational and administrative expenses ($25 million) and Research and development expenses ($18 million) for the first six months of 2019.

(c)	Included in Other (income)/deductions––net. See Note (5) to Consolidated Statements of Income above.

(d)
In the second quarter of 2020, primarily included in Cost of sales ($30 million) and Selling, informational and administrative expenses ($138 million) and for the first six months of 2020, primarily included in Cost of sales ($45 million) and Selling, informational and administrative expenses ($235 million) and primarily represents separation costs associated with our planned Upjohn transaction with Mylan, and mainly includes consulting, legal, tax and advisory services. In the second quarter and first six months of 2019, primarily included in Other (income)/deductions––net and represented incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily included consulting, legal, tax and advisory services.

(e)
For the second quarter of 2020, primarily included in Selling, informational and administrative expenses ($21 million), Research and development expenses ($229 million) and Other (income)/deductions––net ($97 million). For the first six months of 2020, primarily included in Selling, informational and administrative expenses ($37 million), Research and development expenses ($230 million) and Other (income)/deductions––net ($296 million). For the second quarter of 2019, primarily included in Selling, informational and administrative expenses ($28 million) and Other (income)/deductions––net ($19 million). For the first six months of 2019, primarily included in Selling, informational and administrative expenses ($41 million), Research and development expenses ($11 million) and Other (income)/deductions––net ($43 million). Among other things, the second quarter of 2020 includes charges of $85 million and the first six months of 2020 includes charges of $245 million recorded in Other (income)/deductions––net, primarily representing our pro rata share of restructuring and business combination accounting charges recorded by the GSK Consumer Healthcare joint venture. See footnote (1) above. The second quarter and first six months of 2020 also include upfront payments of $130 million to Valneva SE and $72 million to BioNTech SE, which were recorded to Research and development expenses.

(f)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The second quarter and first six months of 2019 were favorably impacted primarily by a benefit recorded of approximately $1.4 billion, representing tax and interest, resulting from the favorable settlement of an IRS audit for multiple tax years, as well as the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the U.S. Tax Cuts and Jobs Act of 2017.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(4)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(5)	Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.

(6)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(7)	Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2020	2019	2020	2019
Interest income	$(19)	$(59)	$(53)	$(125)
Interest expense	378	395	774	761
Net interest expense	359	336	720	636
Royalty-related income	(191)	(231)	(311)	(320)
Net (gains)/losses on asset disposals	1	—	2	(1)
Net (gains)/losses recognized during the period on equity securities	(36)	(11)	23	(11)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(100)	(22)	(215)	(104)
Net periodic benefit credits other than service costs	(116)	(55)	(218)	(101)
Certain legal matters, net	—	—	—	10
Certain asset impairments	—	—	—	11
GSK Consumer Healthcare JV equity method (income)/loss	(211)	—	(337)	—
Other, net	(67)	(118)	(212)	(356)
Non-GAAP Adjusted Other (income)/deductions––net	$(361)	$(100)	$(547)	$(235)
For additional information regarding the adjustments, see the accompanying reconciliations. See Note (5) to Consolidated Statements of Income for the second quarter and first six months of 2020 and 2019 above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (3) above.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	Second-Quarter 2020
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,795	$2,006	$—	$11,801	$—	$11,801
Cost of sales	1,713	506	17	2,236	44	2,281
% of revenue	17.5%	25.2%	*	18.9%	*	19.3%
Selling, informational and administrative expenses	1,488	273	1,047	2,808	222	3,030
Research and development expenses	216	56	1,623	1,895	237	2,132
Amortization of intangible assets	71	—	—	71	834	905
Restructuring charges and certain acquisition-related costs	—	—	—	—	362	362
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(342)	2	(21)	(361)	(501)	(862)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	6,650	1,168	(2,666)	5,152	(1,199)	3,953

	Six Months Ended June 28, 2020
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$19,802	$4,027	$—	$23,829	$—	$23,829
Cost of sales	3,488	1,003	95	4,586	73	4,658
% of revenue	17.6%	24.9%	*	19.2%	*	19.5%
Selling, informational and administrative expenses	2,980	560	2,013	5,553	350	5,903
Research and development expenses	401	110	3,110	3,622	234	3,856
Amortization of intangible assets	141	—	—	142	1,648	1,790
Restructuring charges and certain acquisition-related costs	—	—	—	—	431	431
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(6)	(6)
Other (income)/deductions––net	(588)	(5)	45	(547)	(94)	(641)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	13,379	2,359	(5,264)	10,474	(2,635)	7,838

	Second-Quarter 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,432	$2,970	$862	$13,264	$—	$13,264
Cost of sales	1,732	551	273	2,556	20	2,576
% of revenue	18.4%	18.6%	*	19.3%	*	19.4%
Selling, informational and administrative expenses	1,685	385	1,394	3,464	48	3,511
Research and development expenses	200	60	1,565	1,825	16	1,842
Amortization of intangible assets	67	—	—	67	1,117	1,184
Restructuring charges and certain acquisition-related costs	—	—	—	—	(115)	(115)
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(323)	1	222	(100)	226	126
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	6,071	1,973	(2,592)	5,452	(1,311)	4,141

	Six Months Ended June 30, 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$18,477	$6,184	$1,721	$26,382	$—	$26,382
Cost of sales	3,374	1,088	510	4,971	38	5,009
% of revenue	18.3%	17.6%	*	18.8%	*	19.0%
Selling, informational and administrative expenses	3,201	722	2,853	6,775	75	6,850
Research and development expenses	364	115	3,039	3,518	26	3,544
Amortization of intangible assets	129	—	—	130	2,237	2,367
Restructuring charges and certain acquisition-related costs	—	—	—	—	(69)	(69)
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(545)	8	302	(235)	453	218
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	11,954	4,251	(4,983)	11,223	(2,760)	8,463
See end of tables for notes (1) through (5). * Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

(1)
At the beginning of our 2019 fiscal year, we reorganized our commercial operations and began to manage our commercial operations through a new global structure consisting of three distinct business segments: Pfizer Biopharmaceuticals Group (Biopharma), Upjohn and through July 31, 2019, Pfizer’s Consumer Healthcare business (Consumer Healthcare). See footnote (2) below for additional information.

Beginning in 2020, Upjohn began managing our Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan N.V. for generic drugs in Japan (Mylan-Japan). As a result, revenues and expenses associated with Meridian and Mylan-Japan are reported in our Upjohn business beginning in the first quarter of 2020. In 2019, revenues and expenses from Meridian and Mylan-Japan were recorded in our Biopharma business. We have revised prior-period information (Revenues and Earnings, as defined by management) to conform to the current management structure.
The Array BioPharma Inc. and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019, as well as other business development activities in the first six months of 2020, impacted our results of operations in the periods presented. Our financial results, and our Consumer Healthcare segment’s operating results, for the second quarter of 2019 reflect three months of Consumer Healthcare segment operations and for the first six months of 2019 reflect six months of Consumer Healthcare segment operations while financial results for the second quarter and first six months of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, our operating results for the second quarter of 2020 include our share of the joint venture’s earnings/losses generated in the first quarter of 2020, and our operating results for the first six months of 2020 include our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 and the first quarter of 2020.
Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of the Biopharma and Upjohn reportable operating segments for the periods presented. The expenses generally include only those costs directly attributable to the operating segment. The segment information presents the three and six months ended June 28, 2020 and June 30, 2019. Subsidiaries operating outside the U.S. are included for the three and six months ended May 24, 2020 and May 26, 2019.

Operating Segments

Some additional information about our Biopharma and Upjohn business segments follows:
Pfizer Biopharmaceuticals Group
Biopharma is a science-based medicines business that includes six business units – Oncology, Inflammation & Immunology, Rare Disease, Hospital, Vaccines and Internal Medicine. The Hospital unit commercializes our global portfolio of sterile injectable and anti-infective medicines and includes Pfizer’s contract manufacturing operation, Pfizer CentreOne. Each business unit is committed to delivering breakthroughs that change patients’ lives.

Upjohn is a global, primarily off-patent branded and generic medicines business, which includes a portfolio of 20 globally recognized solid oral dose brands, as well as a U.S.-based generics platform, Greenstone.

Select products include: - Ibrance - Eliquis - Prevnar 13/Prevenar 13 - Xeljanz - Enbrel (outside the U.S. and Canada) - Vyndaqel/Vyndamax - Chantix/Champix - Xtandi - Sutent	Select products include: - Lipitor - Lyrica - Norvasc - Celebrex - Viagra - Certain generic medicines

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

Second Quarter of 2020 vs. Second Quarter of 2019
Biopharma Operating Segment

•
Cost of sales as a percentage of Revenues decreased 0.9 percentage points, driven by a favorable change in product mix, which includes an increase in alliance revenue which has no associated cost of sales, and a favorable impact of foreign exchange, partially offset by an increase in royalty expenses based on the mix of products sold.

•
The decrease in Cost of sales of 1% was mainly driven by a favorable impact of foreign exchange, partially offset by an increase in royalty expense based on the mix of products sold, and an unfavorable change in product mix.

•
The decrease in Selling, informational and administrative expenses of 12% was mostly driven by lower spending on sales and marketing activities due to the impact of the COVID-19 pandemic, a favorable impact of foreign exchange, and lower investments across the Inflammation & Immunology portfolio, partially offset by additional investment in the Oncology portfolio in developed markets.

•	The increase in Research and development expenses of 8% was mainly related to increased medical spending, primarily for Rare Disease, Internal Medicine, and Hospital.

•
The favorable change in Other (income)/deductions––net includes, among other things, an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights, partially offset by a decrease in royalty- related income mainly due to the non-recurrence of a one-time favorable resolution of a legal dispute in the second quarter of 2019.

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues increased 6.7 percentage points, driven by lower Lyrica revenues, primarily in the U.S. due to multi-source generic competition that began in July 2019, partially offset by lower royalty expense for Lyrica due to its U.S. patent expiration.

•
The decrease in Cost of sales of 8% was mainly driven by a decrease in sales volume and lower royalty expense primarily due to the Lyrica patent expiration and multi-source generic competition that began in the U.S. in July 2019.

•
Selling, informational and administrative expenses decreased 29% driven by a decrease in field force expense as well as advertising and promotion expenses, primarily related to Lipitor and Norvasc, due to the volume-based procurement (VBP) program in China, which was initially implemented in certain cities in March 2019 and expanded nationwide beginning in December 2019, as well as Lyrica in the U.S. due to generic competition that began in July 2019 and anticipated generic competition for Celebrex in Japan beginning in June 2020.

•	Research and development expenses and Other (income)/deductions––net were relatively unchanged.
First Six Months of 2020 vs. First Six Months of 2019
Biopharma Operating Segment

•
Cost of sales as a percentage of Revenues decreased 0.6 percentage points, driven by a favorable change in product mix, which includes an increase in alliance revenue which has no associated cost of sales, partially offset by an increase in royalty expenses based on the mix of products sold.

•
The increase in Cost of sales of 3% was mainly driven by an increase in sales volumes for various products and an increase in royalty expenses based on the mix of products sold, partially offset by a favorable impact of foreign exchange.

•
The decrease in Selling, informational and administrative expenses of 7% was mostly driven by lower spending on sales and marketing activities due to the impact of the COVID-19 pandemic, lower investments across the Inflammation & Immunology portfolio, a favorable impact of foreign exchange, and lower healthcare reform expenses, partially offset by additional investment in the Oncology portfolio in developed markets.

•	The increase in Research and development expenses of 10% was mainly related to increased medical spending, primarily for Oncology, Internal Medicine, and Rare Disease.

•
The favorable change in Other (income)/deductions––net includes, among other things, an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights, partially offset by a decrease in royalty- related income mainly due to the non-recurrence of a one-time favorable resolution of a legal dispute in the second quarter of 2019.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues increased 7.3 percentage points, driven by lower Lyrica revenues, primarily in the U.S. due to multi-source generic competition that began in July 2019, lower Lipitor and Norvasc revenues due to the VBP program in China, which was initially implemented in March 2019 and expanded nationwide beginning in December 2019, and an unfavorable impact of foreign exchange, partially offset by lower royalty expense for Lyrica due to its U.S. patent expiration.

•
The decrease in Cost of sales of 8% was mainly driven by lower royalty expense and a decrease in sales volume primarily due to the Lyrica patent expiration and multi-source generic competition that began in the U.S. in July 2019.

•
Selling, informational and administrative expenses decreased 22% driven by a reduction in field force expense as well as advertising and promotion expenses, primarily related to Lyrica in the U.S. due to generic competition that began in July 2019 and the anticipated generic competition for Celebrex in Japan that began in June 2020, as well as a decrease in Lipitor and Norvasc expenses due to the VBP program in China, which was initially implemented in certain cities in March 2019 and expanded nationwide beginning in December 2019.

•	Research and development expenses and Other (income)/deductions––net were relatively unchanged.

(3)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside Biopharma and Upjohn and includes the following:

	Second-Quarter 2020
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	—	17	17
Selling, informational and administrative expenses	40	—	107	900	1,047
Research and development expenses	646	727	6	245	1,623
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	—	5	—	(25)	(21)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(685)	(732)	(113)	(1,136)	(2,666)

	Six Months Ended June 28, 2020
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	(1)	1	—	96	95
Selling, informational and administrative expenses	68	—	213	1,732	2,013
Research and development expenses	1,224	1,498	11	376	3,110
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	2	1	1	41	45
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(1,293)	(1,499)	(226)	(2,245)	(5,264)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

	Second-Quarter 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$862	$—	$862
Cost of sales	—	1	276	(4)	273
Selling, informational and administrative expenses	29	—	407	958	1,394
Research and development expenses	548	764	32	221	1,565
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(1)	1	(1)	224	222
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(576)	(765)	148	(1,399)	(2,592)

	Six Months Ended June 30, 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$1,721	$—	$1,721
Cost of sales	—	1	550	(42)	510
Selling, informational and administrative expenses	50	—	795	2,008	2,853
Research and development expenses	1,080	1,490	63	406	3,039
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(2)	—	—	304	302
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(1,128)	(1,491)	313	(2,676)	(4,983)

(a)
WRDM––the R&D and Medical expenses managed by our Worldwide Research, Development and Medical (WRDM) organization, which is generally responsible for research projects for our Biopharma portfolio until proof-of-concept is achieved and then for transitioning those projects to the Global Product Development (GPD) organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRDM organization also has responsibility for certain science-based and other platform-services organizations, which provide end-to-end technical expertise and other services to the various R&D projects, as well as the Worldwide Medical and Safety group, which ensures that Pfizer provides all stakeholders––including patients, healthcare providers, pharmacists, payers and health authorities––with complete and up-to-date information on the risks and benefits associated with Pfizer products so that they can make appropriate decisions on how and when to use Pfizer’s medicines.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for clinical trials from WRDM in the Biopharma portfolio, including late stage portfolio spend. GPD also provides technical support and other services to Pfizer R&D projects. GPD is responsible for facilitating all regulatory submissions and interactions with regulatory agencies.

(c)
Other––the operating results of our Consumer Healthcare business, through July 31, 2019, and costs associated with other commercial activities not managed as part of Biopharma or Upjohn, including all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization. See Note (1) above.

(d)
Corporate and Other Unallocated––the costs associated with platform functions (such as digital, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing (which include manufacturing variances associated with production) and commercial operations that are not

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

directly assessed to an operating segment, as business unit (segment) management does not manage these costs. Corporate and Other Unallocated also includes our share of earnings from the GSK Consumer Healthcare joint venture and other charges related to the GSK Consumer Healthcare joint venture, primarily representing our pro-rata share of restructuring and business combination accounting charges recorded by the GSK Consumer Healthcare joint venture.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2020 and 2019. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities) that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2020 and 2019.

PFIZER INC. - REVENUES
SECOND-QUARTER 2020 and 2019 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2020	2019	% Change		2020	2019	% Change	2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$11,801	$13,264	(11%)	(9%)	$5,402	$6,335	(15%)	$6,399	$6,929	(8%)	(4%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$9,795	$9,432	4%	6%	$5,045	$4,667	8%	$4,750	$4,765	—	5%
Internal Medicine(b)	$2,279	$2,243	2%	4%	$1,225	$1,262	(3%)	$1,054	$981	7%	13%
Eliquis alliance revenues and direct sales	1,272	1,085	17%	19%	722	626	15%	550	459	20%	25%
Chantix/Champix	235	276	(15%)	(14%)	179	227	(21%)	56	49	15%	20%
Premarin family	152	193	(21%)	(21%)	142	182	(22%)	10	11	(7%)	1%
BMP2	57	79	(27%)	(27%)	57	79	(27%)	—	—	—	—
Toviaz	64	65	(1%)	—	22	19	14%	42	46	(8%)	(7%)
All other Internal Medicine	498	544	(9%)	(4%)	102	128	(20%)	396	416	(5%)	1%
Oncology	$2,647	$2,236	18%	20%	$1,738	$1,386	25%	$909	$851	7%	12%
Ibrance	1,349	1,261	7%	9%	927	831	11%	422	430	(2%)	3%
Xtandi alliance revenues	266	201	32%	32%	266	201	32%	—	—	—	—
Sutent	209	248	(16%)	(13%)	61	82	(26%)	148	166	(11%)	(6%)
Inlyta	195	104	87%	89%	132	60	*	63	44	43%	48%
Xalkori	138	133	4%	7%	37	41	(8%)	100	92	9%	14%
Bosulif	113	97	17%	18%	78	64	22%	36	33	7%	9%
Retacrit(c)	87	51	69%	70%	63	30	*	24	21	12%	15%
Braftovi	36	—	*	*	36	—	*	—	—	—	—
Mektovi	32	—	*	*	32	—	*	—	—	—	—
All other Oncology	221	140	57%	60%	105	76	37%	116	64	81%	88%
Hospital(b), (d)	$1,794	$1,838	(2%)	—	$762	$676	13%	$1,032	$1,161	(11%)	(7%)
Sulperazon	102	165	(38%)	(36%)	—	—	—	102	165	(38%)	(36%)
Medrol	78	120	(35%)	(33%)	30	63	(51%)	48	57	(16%)	(13%)
Zithromax	55	73	(24%)	(22%)	—	—	—	55	73	(25%)	(22%)
Precedex	114	40	*	*	94	14	*	21	25	(17%)	(8%)
Vfend	75	94	(20%)	(17%)	14	3	*	61	90	(32%)	(29%)
Panzyga	63	44	42%	42%	63	44	42%	—	—	—	—
Zyvox	55	71	(22%)	(19%)	5	13	(58%)	50	58	(15%)	(10%)
Fragmin	58	63	(8%)	(3%)	2	2	(30%)	57	61	(7%)	(2%)
Pfizer CentreOne(e)	224	204	10%	11%	99	98	1%	125	106	18%	21%
All other Anti-infectives	367	420	(13%)	(8%)	78	119	(34%)	289	301	(4%)	2%
All other Hospital(d)	603	544	11%	13%	377	319	18%	226	225	—	6%
Vaccines	$1,247	$1,375	(9%)	(6%)	$492	$634	(22%)	$754	$741	2%	7%
Prevnar 13/Prevenar 13	1,116	1,179	(5%)	(2%)	481	612	(22%)	636	567	12%	18%
Nimenrix	56	58	(4%)	2%	—	—	—	56	58	(4%)	2%
All other Vaccines	75	138	(46%)	(44%)	12	22	(46%)	63	117	(46%)	(44%)
Inflammation & Immunology (I&I)	$1,149	$1,219	(6%)	(3%)	$551	$560	(2%)	$597	$659	(9%)	(5%)
Xeljanz	635	613	4%	5%	458	458	—	177	155	14%	20%
Enbrel (Outside the U.S. and Canada)	337	420	(20%)	(16%)	—	—	—	337	420	(20%)	(16%)
Inflectra/Remsima(c)	150	153	(2%)	1%	72	74	(3%)	78	78	—	5%
All other I&I	26	34	(23%)	(25%)	21	27	(23%)	5	6	(24%)	(31%)
Rare Disease	$681	$521	31%	34%	$277	$149	86%	$404	$372	8%	13%
Vyndaqel/Vyndamax	277	63	*	*	145	8	*	131	55	*	*
BeneFIX	109	121	(10%)	(8%)	56	59	(5%)	53	62	(16%)	(11%)
Genotropin	106	125	(15%)	(12%)	24	21	15%	82	104	(22%)	(18%)
Refacto AF/Xyntha	91	108	(16%)	(12%)	18	22	(17%)	73	87	(16%)	(11%)
Somavert	67	68	(2%)	1%	25	29	(13%)	43	40	7%	11%
All other Rare Disease	31	35	(13%)	(5%)	8	11	(25%)	23	25	(8%)	4%
UPJOHN(b)	$2,006	$2,970	(32%)	(31%)	$357	$1,245	(71%)	$1,648	$1,725	(4%)	(2%)
Lipitor	431	407	6%	10%	43	30	44%	388	377	3%	7%
Lyrica	349	1,175	(70%)	(70%)	51	835	(94%)	298	340	(13%)	(12%)
Norvasc	222	216	3%	7%	7	11	(32%)	215	205	5%	9%
Celebrex	139	174	(20%)	(18%)	10	16	(33%)	129	158	(18%)	(17%)
Viagra	94	114	(18%)	(15%)	11	13	(15%)	83	102	(18%)	(15%)
Effexor	86	86	1%	3%	16	19	(17%)	70	66	6%	9%
Zoloft	79	73	8%	14%	12	12	4%	67	61	9%	16%
EpiPen(b)	64	67	(4%)	(4%)	64	67	(4%)	—	—	—	—
Xalatan/Xalacom	65	72	(9%)	(5%)	3	4	(18%)	62	68	(9%)	(5%)
All other Upjohn	476	587	(19%)	(18%)	140	240	(42%)	336	347	(3%)	(1%)
CONSUMER HEALTHCARE BUSINESS(f)	$—	$862	(100%)	(100%)	$—	$423	(100%)	$—	$439	(100%)	(100%)
Total Alliance revenues	$1,404	$1,187	18%	19%	$996	$835	19%	$408	$352	16%	19%
Total Biosimilars(c)	$289	$217	33%	36%	$161	$106	52%	$128	$111	16%	21%
Total Sterile Injectable Pharmaceuticals(g)	$1,237	$1,218	2%	4%	$645	$565	14%	$592	$653	(9%)	(4%)
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND-QUARTER 2020 and 2019 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2020	2019	% Change		2020	2019	% Change		2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,088	$2,228	(6%)	(3%)	$1,552	$1,639	(5%)	(5%)	$2,759	$3,062	(10%)	(3%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$1,864	$1,860	—	3%	$989	$929	6%	7%	$1,897	$1,977	(4%)	4%
Internal Medicine(b)	$492	$418	18%	22%	$228	$239	(5%)	(4%)	$334	$324	3%	14%
Eliquis alliance revenues and direct sales	313	265	18%	23%	98	91	7%	7%	139	103	35%	47%
Chantix/Champix	30	22	34%	39%	17	18	(6%)	(3%)	9	8	12%	19%
Premarin family	—	—	—	—	5	5	(8%)	(5%)	5	5	(5%)	8%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	16	17	(4%)	(1%)	23	26	(10%)	(11%)	3	3	(6%)	2%
All other Internal Medicine	133	114	17%	20%	85	97	(13%)	(12%)	178	205	(13%)	(3%)
Oncology	$414	$420	(2%)	2%	$193	$162	19%	19%	$302	$269	13%	23%
Ibrance	219	250	(12%)	(10%)	95	79	20%	20%	108	101	8%	21%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Sutent	62	74	(16%)	(13%)	23	25	(6%)	(5%)	62	67	(8%)	1%
Inlyta	20	10	90%	96%	21	18	18%	16%	22	16	39%	52%
Xalkori	28	29	(1%)	2%	12	13	(2%)	(1%)	60	51	18%	25%
Bosulif	18	16	15%	18%	14	12	15%	12%	4	5	(31%)	(25%)
Retacrit(c)	23	21	9%	12%	—	—	—	—	1	—	*	*
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	43	20	*	*	27	15	77%	76%	46	29	60%	70%
Hospital(b), (d)	$248	$231	7%	10%	$178	$182	(2%)	1%	$607	$748	(19%)	(14%)
Sulperazon	—	—	—	—	2	2	(14%)	(17%)	100	163	(39%)	(36%)
Medrol	12	17	(30%)	(27%)	10	12	(15%)	(15%)	26	28	(9%)	(4%)
Zithromax	14	12	16%	19%	7	9	(19%)	(19%)	33	52	(35%)	(33%)
Precedex	—	—	—	—	8	14	(42%)	(41%)	13	11	15%	35%
Vfend	5	5	(13%)	(10%)	14	19	(27%)	(28%)	43	66	(35%)	(30%)
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Zyvox	3	3	(14%)	(11%)	6	13	(54%)	(54%)	41	41	(2%)	4%
Fragmin	29	29	—	4%	15	17	(7%)	(3%)	12	15	(19%)	(12%)
Pfizer CentreOne(e)	58	48	19%	21%	7	4	87%	85%	60	54	12%	16%
All other Anti-infectives	80	78	2%	5%	26	29	(11%)	(9%)	183	194	(6%)	3%
All other Hospital(d)	48	38	28%	32%	82	63	30%	38%	95	124	(23%)	(19%)
Vaccines	$250	$263	(5%)	(2%)	$97	$102	(5%)	(4%)	$407	$376	8%	17%
Prevnar 13/Prevenar 13	170	134	27%	31%	94	93	1%	2%	372	340	9%	18%
Nimenrix	31	31	(1%)	2%	3	8	(64%)	(60%)	22	19	18%	30%
All other Vaccines	50	98	(49%)	(48%)	1	2	(69%)	(67%)	13	17	(24%)	(19%)
Inflammation & Immunology (I&I)	$274	$341	(20%)	(17%)	$156	$151	4%	4%	$168	$167	—	11%
Xeljanz	63	64	(1%)	2%	63	50	26%	28%	51	41	24%	39%
Enbrel (Outside the U.S. and Canada)	159	217	(27%)	(24%)	66	82	(19%)	(18%)	112	121	(8%)	1%
Inflectra/Remsima(c)	57	66	(14%)	(12%)	16	7	*	*	5	5	5%	27%
All other I&I	(5)	(6)	3%	1%	10	12	(14%)	(16%)	—	—	—	—
Rare Disease	$186	$185	—	4%	$138	$93	48%	47%	$80	$94	(15%)	(4%)
Vyndaqel/Vyndamax	54	34	60%	65%	72	17	*	*	5	4	24%	36%
BeneFIX	18	25	(29%)	(27%)	17	18	(9%)	(6%)	18	18	(4%)	6%
Genotropin	35	41	(16%)	(13%)	31	39	(21%)	(22%)	16	24	(33%)	(21%)
Refacto AF/Xyntha	41	50	(17%)	(14%)	9	10	(13%)	(5%)	23	27	(16%)	(8%)
Somavert	33	32	4%	8%	6	5	19%	20%	4	3	10%	24%
All other Rare Disease	5	4	31%	38%	4	5	(7%)	(1%)	14	16	(17%)	(1%)
UPJOHN(b)	$223	$243	(8%)	(5%)	$563	$631	(11%)	(12%)	$862	$851	1%	7%
Lipitor	37	42	(12%)	(9%)	46	52	(11%)	(8%)	305	284	8%	13%
Lyrica	38	53	(27%)	(25%)	203	213	(5%)	(7%)	56	75	(25%)	(21%)
Norvasc	16	15	6%	9%	39	46	(15%)	(15%)	160	145	11%	16%
Celebrex	5	6	(18%)	(16%)	56	83	(32%)	(33%)	68	69	(2%)	3%
Viagra	11	8	36%	42%	13	16	(19%)	(17%)	60	78	(23%)	(20%)
Effexor	14	15	(8%)	(5%)	33	31	7%	5%	24	21	13%	25%
Zoloft	13	11	22%	26%	12	13	(10%)	(11%)	42	38	12%	22%
EpiPen(b)	—	—	—	—	—	—	—	—	—	—	—	—
Xalatan/Xalacom	13	16	(18%)	(15%)	24	27	(12%)	(12%)	25	25	1%	10%
All other Upjohn	77	78	(1%)	1%	137	150	(9%)	(10%)	122	118	3%	9%
CONSUMER HEALTHCARE BUSINESS(f)	$—	$126	(100%)	(100%)	$—	$79	(100%)	(100%)	$—	$234	(100%)	(100%)
Total Alliance revenues	$302	$253	19%	24%	$106	$98	8%	8%	$—	$—	—	—
Total Biosimilars(c)	$97	$96	1%	4%	$21	$8	*	*	$10	$7	45%	66%
Total Sterile Injectable Pharmaceuticals(g)	$121	$118	2%	5%	$113	$102	11%	16%	$359	$433	(17%)	(11%)

PFIZER INC. - REVENUES
SIX MONTHS 2020 and 2019 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2020	2019	% Change		2020	2019	% Change	2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$23,829	$26,382	(10%)	(8%)	$11,053	$12,510	(12%)	$12,776	$13,872	(8%)	(5%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$19,802	$18,477	7%	9%	$10,258	$9,128	12%	$9,544	$9,349	2%	6%
Internal Medicine(b)	$4,610	$4,380	5%	7%	$2,573	$2,443	5%	$2,037	$1,937	5%	9%
Eliquis alliance revenues and direct sales	2,572	2,096	23%	24%	1,527	1,227	24%	1,045	869	20%	24%
Chantix/Champix	505	549	(8%)	(7%)	390	439	(11%)	115	110	5%	8%
Premarin family	304	361	(16%)	(16%)	283	340	(17%)	20	21	(3%)	1%
BMP2	127	145	(13%)	(13%)	127	145	(13%)	—	—	—	—
Toviaz	124	125	(1%)	—	41	36	14%	83	89	(7%)	(6%)
All other Internal Medicine	978	1,103	(11%)	(8%)	204	255	(20%)	774	848	(9%)	(4%)
Oncology	$5,082	$4,198	21%	23%	$3,310	$2,565	29%	$1,772	$1,633	9%	13%
Ibrance	2,598	2,394	9%	10%	1,779	1,572	13%	819	822	—	4%
Xtandi alliance revenues	475	369	29%	29%	475	369	29%	—	—	—	—
Sutent	414	480	(14%)	(11%)	113	153	(26%)	301	327	(8%)	(4%)
Inlyta	364	177	*	*	248	93	*	116	84	38%	42%
Xalkori	287	255	12%	15%	77	75	2%	210	180	17%	21%
Bosulif	213	177	20%	21%	145	117	24%	68	60	13%	15%
Retacrit(c)	176	82	*	*	129	44	*	47	38	23%	27%
Braftovi	74	—	*	*	74	—	*	—	—	—	—
Mektovi	69	—	*	*	69	—	*	—	—	—	—
All other Oncology	412	262	57%	59%	201	141	42%	211	121	74%	79%
Hospital(b), (d)	$3,807	$3,665	4%	6%	$1,576	$1,369	15%	$2,230	$2,296	(3%)	—
Sulperazon	289	342	(16%)	(13%)	—	—	—	289	342	(16%)	(13%)
Medrol	207	240	(14%)	(13%)	108	133	(19%)	99	107	(7%)	(5%)
Zithromax	193	177	9%	11%	3	(2)	*	190	180	6%	8%
Precedex	156	80	96%	100%	118	31	*	38	48	(22%)	(16%)
Vfend	149	178	(16%)	(14%)	15	8	97%	134	171	(21%)	(19%)
Panzyga	136	61	*	*	136	61	*	—	—	—	—
Zyvox	125	134	(7%)	(4%)	12	18	(35%)	114	116	(2%)	1%
Fragmin	118	123	(4%)	(1%)	4	4	(13%)	114	119	(4%)	(1%)
Pfizer CentreOne(e)	376	380	(1%)	—	175	195	(10%)	201	185	9%	11%
All other Anti-infectives	811	825	(2%)	1%	215	247	(13%)	596	578	3%	7%
All other Hospital(d)	1,245	1,124	11%	12%	790	673	17%	455	451	1%	4%
Vaccines	$2,857	$2,988	(4%)	(2%)	$1,304	$1,528	(15%)	$1,553	$1,459	6%	11%
Prevnar 13/Prevenar 13	2,566	2,665	(4%)	(2%)	1,275	1,490	(14%)	1,291	1,175	10%	14%
Nimenrix	130	107	21%	26%	—	—	—	130	107	21%	26%
All other Vaccines	161	215	(25%)	(23%)	29	38	(23%)	132	177	(26%)	(23%)
Inflammation & Immunology (I&I)	$2,127	$2,256	(6%)	(4%)	$942	$938	—	$1,185	$1,319	(10%)	(7%)
Xeljanz	1,086	1,036	5%	6%	744	756	(2%)	343	279	23%	28%
Enbrel (Outside the U.S. and Canada)	684	871	(21%)	(18%)	—	—	—	684	871	(21%)	(18%)
Inflectra/Remsima(c)	308	291	6%	8%	156	132	18%	153	159	(4%)	(1%)
All other I&I	48	59	(18%)	(20%)	42	50	(15%)	5	9	(39%)	(48%)
Rare Disease	$1,319	$991	33%	36%	$554	$286	94%	$766	$705	9%	12%
Vyndaqel/Vyndamax	508	104	*	*	272	8	*	236	96	*	*
BeneFIX	230	247	(7%)	(5%)	122	124	(2%)	108	122	(12%)	(8%)
Genotropin	209	232	(10%)	(8%)	55	34	63%	153	199	(23%)	(20%)
Refacto AF/Xyntha	181	214	(16%)	(13%)	37	49	(25%)	144	166	(13%)	(10%)
Somavert	131	128	2%	5%	50	50	—	81	78	4%	8%
All other Rare Disease	61	66	(7%)	—	17	21	(16%)	44	45	(3%)	7%
UPJOHN(b)	$4,027	$6,184	(35%)	(34%)	$795	$2,518	(68%)	$3,232	$3,666	(12%)	(10%)
Lipitor	836	1,029	(19%)	(16%)	67	51	33%	768	979	(21%)	(19%)
Lyrica	706	2,362	(70%)	(70%)	132	1,724	(92%)	574	638	(10%)	(10%)
Norvasc	419	516	(19%)	(16%)	16	21	(23%)	403	495	(19%)	(16%)
Celebrex	295	347	(15%)	(14%)	22	30	(28%)	274	317	(14%)	(13%)
Viagra	222	259	(15%)	(13%)	28	52	(46%)	193	207	(6%)	(4%)
Effexor	163	163	—	2%	32	36	(12%)	131	127	3%	6%
Zoloft	157	143	10%	15%	25	23	6%	133	119	11%	16%
EpiPen(b)	136	123	11%	11%	136	123	11%	—	—	—	—
Xalatan/Xalacom	126	133	(6%)	(3%)	6	9	(32%)	120	125	(4%)	(1%)
All other Upjohn	968	1,109	(13%)	(12%)	332	449	(26%)	636	660	(4%)	(2%)
CONSUMER HEALTHCARE BUSINESS(f)	$—	$1,721	(100%)	(100%)	$—	$864	(100%)	$—	$857	(100%)	(100%)
Total Alliance revenues	$2,786	$2,277	22%	23%	$2,018	$1,610	25%	$769	$666	15%	18%
Total Biosimilars(c)	$578	$396	46%	48%	$328	$179	83%	$250	$217	15%	19%
Total Sterile Injectable Pharmaceuticals(g)	$2,644	$2,455	8%	10%	$1,366	$1,157	18%	$1,278	$1,298	(2%)	2%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2020 and 2019 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2020	2019	% Change		2020	2019	% Change		2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,009	$4,315	(7%)	(5%)	$3,008	$3,174	(5%)	(5%)	$5,759	$6,383	(10%)	(5%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$3,573	$3,621	(1%)	1%	$1,908	$1,807	6%	6%	$4,063	$3,920	4%	10%
Internal Medicine(b)	$947	$846	12%	15%	$440	$451	(3%)	(2%)	$651	$640	2%	9%
Eliquis alliance revenues and direct sales	591	504	17%	21%	185	170	8%	8%	269	195	38%	46%
Chantix/Champix	63	42	50%	55%	32	36	(10%)	(7%)	19	32	(39%)	(36%)
Premarin family	1	1	(12%)	(10%)	10	10	(4%)	(2%)	10	10	(2%)	5%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	32	33	(5%)	(2%)	46	50	(9%)	(10%)	6	6	3%	9%
All other Internal Medicine	260	266	(2%)	1%	167	185	(9%)	(9%)	346	398	(13%)	(6%)
Oncology	$778	$814	(4%)	(2%)	$359	$315	14%	14%	$634	$504	26%	35%
Ibrance	416	477	(13%)	(10%)	180	154	17%	17%	222	191	17%	29%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Sutent	124	150	(18%)	(15%)	44	50	(12%)	(12%)	133	127	5%	13%
Inlyta	34	19	78%	83%	37	35	6%	5%	45	30	48%	59%
Xalkori	51	58	(12%)	(9%)	23	25	(9%)	(8%)	136	97	40%	46%
Bosulif	34	31	9%	12%	25	22	14%	12%	9	7	32%	36%
Retacrit(c)	45	38	21%	25%	—	—	—	—	1	—	*	*
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	74	40	84%	90%	50	29	74%	73%	88	53	67%	74%
Hospital(b), (d)	$455	$450	1%	4%	$346	$366	(5%)	(4%)	$1,429	$1,480	(3%)	—
Sulperazon	—	—	—	—	4	4	(7%)	(9%)	285	338	(16%)	(13%)
Medrol	27	34	(20%)	(18%)	20	19	4%	3%	52	54	(2%)	—
Zithromax	29	27	7%	10%	16	19	(18%)	(18%)	145	133	9%	11%
Precedex	—	—	—	—	17	28	(39%)	(39%)	21	20	3%	15%
Vfend	9	11	(17%)	(15%)	29	37	(21%)	(22%)	97	123	(22%)	(18%)
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Zyvox	5	6	(22%)	(19%)	12	27	(53%)	(54%)	96	83	16%	20%
Fragmin	58	58	—	2%	28	31	(7%)	(6%)	28	30	(7%)	(2%)
Pfizer CentreOne(e)	95	86	10%	12%	13	6	96%	95%	94	92	2%	4%
All other Anti-infectives	151	149	1%	4%	50	56	(10%)	(9%)	396	374	6%	11%
All other Hospital(d)	82	79	4%	7%	157	139	13%	17%	215	232	(7%)	(5%)
Vaccines	$500	$490	2%	5%	$200	$194	3%	4%	$853	$775	10%	16%
Prevnar 13/Prevenar 13	318	277	15%	18%	191	179	7%	8%	782	719	9%	15%
Nimenrix	71	60	17%	20%	8	13	(37%)	(33%)	52	34	51%	60%
All other Vaccines	111	152	(27%)	(25%)	1	3	(51%)	(50%)	19	22	(12%)	(7%)
Inflammation & Immunology (I&I)	$544	$667	(18%)	(16%)	$305	$302	1%	1%	$336	$350	(4%)	5%
Xeljanz	129	110	18%	21%	117	93	26%	27%	96	77	25%	39%
Enbrel (Outside the U.S. and Canada)	313	434	(28%)	(26%)	142	174	(19%)	(18%)	229	263	(13%)	(6%)
Inflectra/Remsima(c)	116	137	(15%)	(13%)	26	13	*	*	11	10	4%	19%
All other I&I	(14)	(13)	(9%)	(12%)	19	22	(12%)	(14%)	—	—	—	—
Rare Disease	$347	$355	(2%)	1%	$258	$179	44%	43%	$161	$171	(6%)	3%
Vyndaqel/Vyndamax	93	59	57%	62%	132	29	*	*	11	8	31%	41%
BeneFIX	38	51	(26%)	(24%)	33	37	(10%)	(8%)	37	34	9%	18%
Genotropin	66	79	(16%)	(14%)	56	75	(26%)	(26%)	31	44	(29%)	(20%)
Refacto AF/Xyntha	80	96	(16%)	(13%)	17	21	(17%)	(12%)	46	49	(6%)	(1%)
Somavert	63	62	1%	4%	10	9	18%	18%	8	7	15%	27%
All other Rare Disease	7	8	(5%)	(3%)	9	9	3%	7%	27	28	(4%)	10%
UPJOHN(b)	$436	$460	(5%)	(3%)	$1,100	$1,203	(9%)	(9%)	$1,696	$2,003	(15%)	(12%)
Lipitor	72	79	(9%)	(7%)	89	102	(13%)	(9%)	607	797	(24%)	(21%)
Lyrica	77	98	(21%)	(19%)	387	402	(4%)	(5%)	110	138	(20%)	(17%)
Norvasc	29	30	(2%)	1%	75	87	(14%)	(13%)	299	378	(21%)	(18%)
Celebrex	11	12	(13%)	(10%)	131	154	(15%)	(16%)	132	151	(12%)	(10%)
Viagra	28	16	75%	79%	28	32	(11%)	(9%)	138	159	(14%)	(12%)
Effexor	27	27	2%	4%	63	58	8%	7%	41	42	(2%)	5%
Zoloft	22	18	24%	29%	23	25	(10%)	(10%)	88	76	15%	22%
EpiPen(b)	—	—	—	—	—	—	—	—	—	—	—	—
Xalatan/Xalacom	26	30	(14%)	(11%)	47	53	(11%)	(12%)	48	42	13%	19%
All other Upjohn	145	151	(4%)	(2%)	258	291	(11%)	(12%)	233	218	7%	11%
CONSUMER HEALTHCARE BUSINESS(f)	$—	$233	(100%)	(100%)	$—	$164	(100%)	(100%)	$—	$460	(100%)	(100%)
Total Alliance revenues	$568	$483	17%	21%	$200	$183	9%	9%	$1	$—	*	*
Total Biosimilars(c)	$192	$191	—	3%	$34	$14	*	*	$24	$13	91%	*
Total Sterile Injectable Pharmaceuticals(g)	$227	$232	(2%)	—	$214	$209	2%	5%	$838	$856	(2%)	2%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (h) to (j) below, respectively.
(b)
Beginning in 2020, Upjohn began managing our Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan N.V. for generic drugs in Japan (Mylan-Japan). As a result, revenues associated with our Meridian subsidiary, except for product revenues for EpiPen sold in Canada, and Mylan-Japan, are reported in our Upjohn business beginning in the first quarter of 2020. We have reclassified revenues associated with our Meridian subsidiary and Mylan-Japan from the Hospital and Internal Medicine categories to the Upjohn business to conform 2019 product revenues to the current presentation.

(c)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima and Retacrit.
(d)
Hospital is a business unit that commercializes our global portfolio of sterile injectable and anti-infective medicines. Hospital also includes Pfizer CentreOne(e). All other Hospital primarily includes revenues from legacy Sterile Injectable Pharmaceuticals (SIP) products (that are not anti-infective products) and, to a much lesser extent, solid oral dose products (that are not anti-infective products). SIP anti-infective products that are not individually listed above are recorded in “All other Anti-infectives”.

(e)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements.

(f)
On July 31, 2019, Pfizer’s Consumer Healthcare business, an over-the-counter medicines business, was combined with GSK’s consumer healthcare business to form a new consumer healthcare joint venture, of which we own 32%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business. Our financial results, and our Consumer Healthcare segment’s operating results, for the second quarter of 2019 reflect three months of Consumer Healthcare segment operations and for the first six months of 2019 reflect six months of Consumer Healthcare segment operations, while our financial results for the second quarter and first six months of 2020 do not reflect any contribution from the Consumer Healthcare business.

(g)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital business, including anti-infective sterile injectable pharmaceuticals.
(h)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(i)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of July 28, 2020. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, revenue contribution, growth, performance, timing of exclusivity and potential benefits, strategic reviews, capital allocation objectives, benefits anticipated from the reorganization of our commercial operations in 2019, plans for and prospects of our acquisitions and other business development activities, including our proposed transaction with Mylan N.V. (Mylan) to combine Upjohn and Mylan to create a new global pharmaceutical company and our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply, our efforts to respond to COVID-19, including our investigational vaccine candidate against SARS-CoV-2, our expectations regarding the impact of COVID-19 on our business, operations and financial results and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•
the outcome of R&D activities, including, without limitation, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;

•
the risk we may not be able to successfully address all of the comments received from regulatory authorities such as the FDA or the EMA, or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; and recommendations by technical or advisory committees, such as ACIP, that may impact the use of our vaccines;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•
claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential, such as the update to the U.S. and EU prescribing information for Xeljanz;

•
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities, which could result in increased leverage and impact our credit ratings;

•
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•
the implementation by the FDA and regulatory authorities in certain countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

•
risks related to our ability to develop and commercialize biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

•	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

•	the ability to successfully market both new and existing products domestically and internationally;

•
difficulties or delays in manufacturing, sales or marketing, including delays caused by natural events, such as hurricanes; supply disruptions, shortages or stock-outs at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, recall of a product, delays or denials of product approvals, import bans or denial of import certifications;

•
the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic) on our business, operations, financial condition and results, including due to travel limitations and government-mandated work-from-home or shelter-in-place orders, manufacturing disruptions or delays, supply chain interruptions, including challenges related to reliance on third-party suppliers, disruptions to pipeline development and clinical trials, including difficulties or delays in enrollment of certain clinical trials, decreased product demand, including due to reduced numbers of in-person meetings with prescribers, patient visits with physicians, vaccinations and elective surgeries resulting in fewer new prescriptions or refills of existing prescriptions and reduced demand for products used in procedures, further reduced product demand as a result of increased unemployment, challenges presented by reallocating human capital, R&D, manufacturing and other resources to assist in responding to the pandemic without disruption to our operations, costs associated with the COVID-19 pandemic, including protocols intended to reduce the risk of transmission, increased supply chain costs and additional R&D costs incurred in our effort to develop a potential vaccine or treatment for COVID-19, challenges as it relates to our business development initiatives, including potential delays or disruptions related to regulatory approvals, including related to the anticipated combination of Upjohn with Mylan, interruptions or delays in the operations of certain regulatory authorities, which may delay the approvals of new products we are developing, potential label expansions for existing products and the launch of newly-approved products, potential increased cyber incidents such as phishing, social engineering and malware attacks, and other challenges presented by disruptions to our normal operations in response to the pandemic, as well as uncertainties regarding the duration and severity of the pandemic and its impacts and government or regulatory actions to contain the virus or control the supply of medicines, each of which may also amplify the impact of the other factors listed in this section;

•
uncertainties related to our efforts to develop a potential treatment or vaccine for COVID-19, including uncertainties related to the risk that our development programs may not be successful, commercially viable or receive approval or emergency use authorization from regulatory authorities, risks associated with preliminary data, including the possibility of unfavorable new preclinical or clinical trial data and further analyses of existing preclinical or clinical trial data that may be inconsistent with the data used for selection of the BNT162b2 vaccine candidate and dose level for the Phase 2/3 study, the risk that clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities, whether and when data from the BNT162 mRNA vaccine program will be published in scientific journal publications and, if so, when and with what modifications, disruptions in the relationships between us and our collaboration partners or third-party suppliers, the risk that other companies may produce superior or competitive products, the risk that demand for any products may no longer exist, risks related to the availability of raw materials to manufacture any such products, the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts and risks associated with any changes in the way we approach or provide additional research funding for potential drug development related to COVID-19, the risk that we may not be able to create or scale up manufacturing capacity on a timely basis or have access to logistics or supply channels commensurate with global demand for any potential approved vaccine or product candidate, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine candidate within the projected time periods indicated, and pricing and access challenges for such products, including in the U.S.;

•	trade buying patterns;

•	the impact of existing and future legislation and regulatory provisions on product exclusivity;

•	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;

•
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

•
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

•
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

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legislation or regulatory action in markets outside the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

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the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

•	contingencies related to actual or alleged environmental contamination;

•	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

•	legal defense costs, insurance expenses and settlement costs;

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the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

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the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

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our ability to protect our patents and other intellectual property, both domestically and internationally, including in response to any pressure, or legal or regulatory action by, various stakeholders or governments that potentially results in us not seeking intellectual property protection for or agreeing not to enforce intellectual property related to our medicines, including potential vaccines and treatments for COVID-19;

•	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

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governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of or changes to the Tax Cuts and Jobs Act enacted in 2017;

•	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

•	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

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uncertainties based on the formal change in relationship between the U.K. government and the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

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any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;

•	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

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further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries, including changes in U.S. generally accepted accounting principles;

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uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

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any changes in business, political and economic conditions due to actual or threatened terrorist activity or civil unrest in the U.S. and other parts of the world, and related U.S. military action overseas;

•	growth in costs and expenses;

•	changes in our product, segment and geographic mix;

•	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

•	the impact of product recalls, withdrawals and other unusual items;

•	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

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the impact of, and risks and uncertainties related to, acquisitions and divestitures, such as the acquisition of Array, our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture and our agreement to combine Upjohn with Mylan to create a new global pharmaceutical company, Viatris, including, among other things, risks related to the satisfaction of the conditions to closing to any pending transaction (including the failure to obtain any necessary shareholder and regulatory approvals) in the anticipated timeframe or at all and the possibility that such transaction does not close; the ability to realize the anticipated benefits of those transactions, including the possibility that the expected cost savings and/or accretion from certain of those transactions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; negative effects of the announcement or the consummation of the transaction on the market price of Pfizer’s common stock, Pfizer’s credit ratings and/or Pfizer’s operating results; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals; competitive developments; and as it relates to the Consumer Healthcare JV with GSK, the possibility that a future separation of the joint venture as an independent company via a demerger of GSK’s equity interest to GSK’s shareholders and a listing of the joint venture on the U.K. equity market may not occur; and

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the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, including the reorganization of our commercial operations in 2019, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed combination of Upjohn Inc. (“Newco”), a wholly owned subsidiary of Pfizer Inc. (“Pfizer”), and Mylan N.V. (“Mylan”), which will immediately follow the proposed separation of the Upjohn business (the “Upjohn Business”) from Pfizer (the “proposed transaction”), Newco and Mylan have filed certain materials with the SEC, including, among other materials, the Form S-4, Form 10 and Prospectus filed by Newco and the Proxy Statement filed by Mylan. The Form S-4 was declared effective on February 13, 2020 and the Proxy Statement and the Prospectus were first mailed to shareholders of Mylan on or about February 14, 2020 to seek approval of the proposed transaction. The proposed transaction was approved by Mylan’s shareholders on June 30, 2020. The Form 10 was declared effective on June 30, 2020. Newco and Mylan intend to file additional relevant materials with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, NEWCO AND THE PROPOSED TRANSACTION. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan or by contacting Mylan at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323, as applicable.